UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )
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INLAND REAL ESTATE CORPORATION

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INLAND REAL ESTATE CORPORATION
NOTICE OF
ANNUAL MEETING OF STOCKHOLDERS
AND
PROXY STATEMENT

Date:	June 30, 2015
Time:	10:00 a.m. central time
Place:	2901 Butterfield Road
Oak Brook, Illinois 60523

Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, Illinois 60523
(888) 331-4732
Notice of Annual Meeting of Stockholders
to be held June 30, 2015
Dear Stockholder:
Our annual stockholders’ meeting will be held on June 30, 2015, at 10:00 a.m. central time, at our principal executive offices located at 2901 Butterfield Road in Oak Brook, Illinois 60523. At our annual meeting, we will ask you to:

1.	elect nine directors;

2.	ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015;

3.	approve, on a non-binding, advisory basis, the compensation of our named executive officers; and

4.	transact any other business that may properly be presented at the annual meeting and at any adjournment or postponement thereof.
We are relying on Securities and Exchange Commission rules that allow us to furnish proxy materials to you via the Internet. Unless you have already requested to receive a printed set of proxy materials, you will receive a Notice Regarding the Internet Availability of Proxy Materials. This Notice contains instructions on how to access proxy materials and authorize a proxy to vote your shares via the Internet or, if you prefer, to request a printed set of proxy materials at no additional cost to you.
Only common stockholders of record at the close of business on April 29, 2015, will be entitled to vote at the meeting or any continuation(s), postponement(s) or adjournment(s) thereof. A list of these stockholders will be available at our offices at least ten days before the annual meeting.
Please sign, date and promptly return the enclosed proxy card in the enclosed envelope, or authorize a proxy by telephone or Internet (instructions are on your proxy card), so that your shares will be represented whether or not you attend the annual meeting.
By order of the Board of Directors,
/s/ Beth Sprecher Brooks
Beth Sprecher Brooks
Senior Vice President, Secretary and General Counsel
May 13, 2015

INFORMATION ABOUT THE ANNUAL MEETING
This proxy statement contains information related to the annual meeting (the “annual meeting”) of stockholders to be held June 30, 2015, beginning at 10:00 a.m. central time, at our principal executive offices located at 2901 Butterfield Road, Oak Brook, Illinois 60523, and any postponements or adjournments thereof. This proxy statement contains information we are required to provide to you under the rules of the Securities and Exchange Commission (the “SEC”).
Information Regarding this Solicitation
We are delivering these proxy materials to each record holder in connection with the solicitation by our board of directors of proxies to be voted at the annual meeting, and at any continuations, postponements or adjournments thereof. If you own shares of common stock in more than one account, such as individually and jointly with your spouse, you may receive more than one set of these materials. Please make sure to vote all of your shares.
Available Information. We are taking advantage of rules promulgated by the SEC that allow companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process will, among other things, result in the proxy materials being provided to stockholders more quickly and at a lower cost. If you held shares of our common stock as of the close of business on April 29, 2015 (the “Record Date”), you are being provided with a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”). We will send a full set of proxy materials or a Notice of Internet Availability on or about May 13, 2015, and provide access to our proxy materials over the Internet, beginning on May 13, 2015, for the holders of record and beneficial owners of our common stock as of the close of business on the Record Date. The Notice of Internet Availability includes instructions on accessing the proxy materials over the Internet and requesting printed copies of these materials. Any stockholder may request to receive proxy materials in printed form, at no additional cost, by following the instructions set forth in the Notice. The Notice of Internet Availability also instructs you on how you may authorize your proxy over the Internet.
Purpose of the Annual Meeting
The board of directors of Inland Real Estate Corporation, a Maryland corporation (referred to herein as the “Company,” “we,” “our” or “us”), is soliciting your vote for the 2015 annual meeting of the Company’s stockholders. At the meeting, you will be asked to:

1.	elect nine directors;

2.	ratify the selection of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 31, 2015;

3.	approve, on a non-binding, advisory basis, the compensation of our named executive officers; and

4.	transact any other business that may properly be presented at the annual meeting and at any adjournment or postponement thereof.
Our board of directors recommends that you vote FOR each of the above proposals.
Attending the Annual Meeting. If you plan on attending the annual meeting in person, please contact Ms. Dawn Benchelt, Director of Investor Relations, at (888) 331-4732, so that we can arrange for sufficient space to accommodate all attendees. Please also contact Ms. Benchelt if you would like directions to the meeting location. If you attend, please note that you may be asked to present valid government-issued picture identification. Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of your voting instruction card or brokerage statement reflecting your stock ownership as of the Record Date and check in at the registration desk at the meeting. Cameras, recording devices, cell phones and other electronic devices will not be permitted at the meeting other than those operated by the Company or its designees.
Other Matters. Generally, no business aside from the items discussed in this proxy statement may be transacted at the annual meeting. We are not aware of any other matter to be presented at the meeting; however, if any other proposals properly come before the meeting as determined by the chairman of the meeting, your proxies are authorized to act on the proposal at their discretion. Generally, stockholders seeking to make a nomination or bring other business before the meeting must provide, among other things, notice thereof in writing to our corporate secretary at our office not less than forty-five days before the anniversary date on which we first mailed our notice of meeting and proxy materials for the meeting of stockholders held last year. We mailed the notice and proxy materials on May 9, 2014 for the meeting of stockholders held last year. Therefore, any stockholder desiring to nominate a person for election to our board or to bring other business before the meeting was required to have provided us with notice of any nominations or such other business by March 25, 2015 under our bylaws then in effect. We did not receive notice of any proposal by that date.
Information Regarding Stockholders
Stockholders Entitled to Vote. The close of business on April 29, 2015, has been fixed as the Record Date for determining common stockholders entitled to notice of, and to vote at, the annual meeting or any adjournments or postponements of the meeting. A list of these stockholders will be available at our offices at least ten days before the meeting. Common stockholders of record will have one vote for each share of our common stock that they owned at the Record Date. There is no cumulative voting.
As of the Record Date, there were 100,437,033 shares of our common stock outstanding.
Record Holder and “Street Name” Holders. You are a “record holder” if you held our shares directly in your name as recorded by our registrar and transfer agent, Computershare, N.A., as a common stockholder at the Record Date. If you held your shares through a bank, financial institution, trust or other nominee as of the Record Date, then you are a holder of our shares in “street name.”
Information Regarding Voting
Record Holders. If you are a record holder, you may vote in person or by granting one or more individuals the right to vote as your proxy on the proposals. You may authorize Thomas P. D’Arcy, Mark E. Zalatoris and Beth Sprecher Brooks to vote as your proxy in any of the following ways:

1.	by mail: sign, date and return the proxy card in the enclosed envelope;

2.	via telephone: dial (800)-690-6903 any time prior to 11:59 p.m. Eastern Time on June 29, 2015, and follow the instructions provided on the proxy card; or

3.	via the Internet: go to www.proxyvote.com any time prior to 11:59 p.m. Eastern Time on June 29, 2015, and follow the instructions provided on the proxy card.

If you return a properly executed proxy card but do not indicate how your shares should be voted, they will be voted in accordance with our board’s recommendation for each proposal. You may revoke your proxy at any time before it is exercised by: (1) sending written notice to us to the attention of Mr. Mark E. Zalatoris; (2) providing us with a later-dated, properly executed proxy; or (3) attending the annual meeting in person and voting your shares. Merely attending the annual meeting, without further action, will not revoke a prior grant of the right to vote your shares by proxy.
Street Name Holders. If you hold your shares in “street name,” you must instruct your broker or other nominee to vote your shares. You should review the voting form used by your broker or other nominee to determine the method by which you may provide voting instructions to the broker or other nominee.
Broker Non-Votes. A broker “non-vote” occurs when a stockholder holding our shares in “street name” fails to provide voting instructions to his or her broker or other nominee. Under the rules of the New York Stock Exchange (the “NYSE”), if you do not provide voting instructions, the firm that holds your shares will have discretionary authority to vote your shares only with respect to “routine” matters. Of the items to be considered at our annual meeting, only the appointment of KPMG is considered “routine.” Those non-routine items for which a stockholder’s broker or other nominee has not received instructions to vote are treated as broker “non-votes.” If you do not provide voting instructions to your broker or other nominee, your shares will not be voted or counted towards any of the items other than Proposal 2 (Ratification of KPMG). Broker non-votes will not count as a vote cast with respect to any non-routine matter. We encourage you to provide instructions to your broker or other nominee regarding the voting of your shares.
Abstentions. Abstentions will be treated as being present at the annual meeting for purposes of establishing a quorum but will not count as a vote cast with respect to a matter.
Tabulation of the Vote. A representative from Broadridge will tabulate all votes cast at the annual meeting and will act as the inspector of election at the meeting.
Information Regarding Votes Necessary for Action to Be Taken
Quorum Requirement. Persons with the right to vote a majority of our outstanding shares as of the Record Date must be present in person or by proxy in order for action to be taken at the annual meeting. For these purposes, “abstentions” and “broker non-votes” will be counted as present for establishing a quorum.
Proposal 1 (Election of Directors). Nominees must receive a majority of the votes cast for election at a meeting at which a quorum is present. This means that the number of shares voted “for” a nominee must exceed the number of shares voted “against” that nominee in order for that nominee to be elected. Only votes cast “for” or “against” are counted as votes cast with respect to a nominee.
Proposal 2 (Ratification of KPMG). The affirmative vote of a majority of the votes cast at a meeting at which a quorum is present is required for the ratification of our selection of KPMG as our independent registered public accounting firm for the year ending December 31, 2015.
Proposal 3 (Advisory Resolution on Executive Compensation). The affirmative vote of a majority of the votes cast at a meeting at which a quorum is present is required to approve the non-binding, advisory resolution to approve executive compensation.

Right of Appraisal
None of the proposals, if approved, entitle any of our stockholders to appraisal rights under Maryland law.
Costs of Proxies
We will pay the cost and expenses of printing and mailing the Notice of Internet Availability and soliciting and obtaining the proxies. We also intend to request that brokers, banks and other nominees solicit proxies from their principals. We will reimburse the brokers, banks and other nominees for certain expenses that they incur for these activities. Proxies also may be solicited, without additional compensation, by our directors, officers or employees by mail, telephone, email, personal interviews or other methods of communication.
Householding
As permitted by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), only one copy of this proxy statement is being delivered to stockholders residing at the same address, unless the stockholders have notified the Company of their desire to receive multiple copies of the proxy statement. This is known as householding.
The Company will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies for the current year or future years should be directed to us in writing at 2901 Butterfield Road, Oak Brook, Illinois 60523, Attention: Investor Relations. Stockholders of record residing at the same address and currently receiving multiple copies of the proxy statement may contact us, to request that only a single copy of the proxy statement be mailed in the future.
Electronic Access/Available Information
You can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. If you are a record holder, you can choose this option and save us the cost of producing and mailing these documents by following the instructions provided to you when you authorize your proxy over the Internet. If you choose to receive your proxy materials by accessing the Internet, then before next year’s annual meeting, you will receive a Notice of Internet Availability of Proxy Materials when the proxy materials and annual report are available over the Internet. Your choice will remain in effect until you tell us otherwise. You do not have to elect Internet access each year. To view, cancel or change your enrollment, please go to www.proxyvote.com.
We file reports, proxy materials and other information with the SEC. These reports, proxy materials and other information can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549. Copies also can be obtained by mail from the Public Reference Room at prescribed rates. Please call the SEC at (800) SEC-0330 for further information on the operation of the Public Reference Room. In addition, the SEC maintains an Internet website (http://www.sec.gov) that contains reports, proxy and information statements and other information filed electronically with the SEC.

Important Notice Regarding the Availability of Proxy Materials
This proxy statement and our Annual Report are available on our website at www.inlandrealestate.com. Additional copies of this proxy statement or our Annual Report will be furnished to you, without charge, by writing us at 2901 Butterfield Road, Oak Brook, Illinois 60523, Attention: Investor Relations. If requested by eligible stockholders, we also will provide copies of exhibits to our Annual Report for a reasonable fee.

STOCK OWNERSHIP
Stock Owned by Certain Beneficial Owners and Management
The following table shows the number of shares of common stock beneficially owned by: (1) persons (including any “groups” as that term is used in Section 13(d)(3) of the Exchange Act) who are known to us to beneficially own more than 5% of the outstanding shares of our common stock; (2) our directors and each nominee for director; (3) the named executive officers; and (4) the directors and executive officers as a group. Except as otherwise indicated, all information is as of April 29, 2015. For purposes of the table below, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares that the person has the right to acquire by June 28, 2015, or within 60 days after April 29, 2015. For purposes of computing the percentage of outstanding common stock held by each person or group of persons named below, any shares that the person or persons has the right to acquire within 60 days after April 29, 2015 are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. As of April 29, 2015, there were 100,437,033 shares of common stock outstanding.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
The Vanguard Group, Inc.(6)	13,123,783	13.1%
Daniel L. Goodwin(1)(2)	12,040,222(3)	12.0%
The Inland Group, Inc.(4)	12,020,676(3)	12.0%
Inland Real Estate Investment Corporation(5)	12,011,585(3)	12.0%
BlackRock, Inc.(9)	9,617,539	9.6%
Inland Investment Stock Holding Corporation(8)	7,212,118 (3)	7.2%
Vanguard Specialized Funds - Vanguard REIT Index Fund(7)	6,684,161	6.7%
Mark E. Zalatoris(1)(10)(11)	182,838	*
Brett A. Brown(10)(12)	89,922	*
D. Scott Carr (10)(13)	87,998	*
William W. Anderson(10)(14)	59,945	*
Joel D. Simmons(1)(15)	53,838	*
Beth Sprecher Brooks(10)(18)	53,155	*
Heidi N. Lawton(1)(16)	40,793	*
Thomas H. McAuley(1)(19)	39,546	*
Thomas P. D’Arcy(1)(20)	35,646	*
Joel G. Herter(1)(17)	37,221	*
Thomas R. McWilliams(1)(21)	27,546	*
Meredith Wise Mendes(1)(22)	5,079	*
All Executive Officers and Directors as a Group	12,753,749	12.7%

*	Less than 1.0%.

(1)	Director.

(2)
The business address for Mr. Goodwin is c/o Inland Real Estate Corporation, 2901 Butterfield Road, Oak Brook, Illinois 60523. Mr. Goodwin has sole voting power over 2,482,135 shares, shared voting power over 9,219,237 shares, sole dispositive power over 19,546 shares, and shared dispositive power over 12,020,676 shares. Mr. Goodwin’s beneficial ownership includes 3,000 shares underlying an option presently exercisable and 12,286 unvested shares of restricted stock. Mr. Goodwin beneficially owns all the shares beneficially owned by The Inland Group, Inc. ("TIGI"), which beneficially owns 9,091 shares directly and an additional 12,020,676 shares indirectly (including 7,212,118 shares owned directly by Inland Investment Stock Holding Corporation (“IISHC”), 137,110 shares owned directly by Partnership Ownership Corporation (“POC”) and 4,681,903 shares owned by other TIGI subsidiaries or managed by Inland Investment Advisors, Inc. (“Adviser”). IISHC, POC and Adviser are wholly owned subsidiaries of Inland Real Estate Investment Corporation (“IREIC”), which in turn is a wholly owned subsidiary of TIGI. Mr. Goodwin is the controlling shareholder of TIGI. In addition to his shares of common stock, Mr. Goodwin also has sole voting power over 40,000 shares of the Company’s 8.125% Series A Cumulative Redeemable Preferred Stock (“Series A Preferred Stock”) and shared voting power over 4,000 shares of Series A Preferred Stock. As of April 29, 2015, 4,400,000 shares of Series A Preferred Stock were issued and outstanding, of which Mr. Goodwin’s holdings represented 1.0%. Voting rights for holders of Series A Preferred Stock exist primarily with respect to the ability to elect two additional directors to the Board if 18 or more monthly dividends (whether or not consecutive) payable on the Series A Preferred Stock are in arrears, and with respect to voting on amendments to the Company’s charter (which includes the Articles Supplementary) that materially and adversely affect the rights of the Series A Preferred Stock or create additional classes or series of shares of the Company’s capital stock that are senior to the Series A Preferred Stock. Other than the limited circumstances described above, holders of Series A Preferred Stock do not have any voting rights. As of April 29, 2015, no dividends on the Series A Preferred Stock were in arrears.

(3)
As of April 29, 2015, 1,952,398 of the shares reported in the table as beneficially owned by Mr. Goodwin, TIGI and IREIC were pledged as security in a brokerage margin account, and 7,212,118 shares owned directly by IISHC and 137,110 shares owned directly POC, were pledged as security to banks for a secured revolving credit facility extended to IREIC.Mr. Goodwin is neither a party to the agreement governing the credit facility nor has he directly received any proceeds from that facility. See footnote (2) above for the relationship of Mr. Goodwin, TIGI and IREIC to the pledgors IISHC and POC.

(4)
The business address for TIGI is 2901 Butterfield Road, Oak Brook, Illinois 60523. TIGI shares voting power over 9,219,237 shares and dispositive power over all of the shares that it beneficially owns. TIGI beneficially owns 9,091 shares directly and 12,020,676 shares indirectly (including 7,212,118 shares owned directly by IISHC, 137,110 shares owned directly by POC and 4,681,903 shares owned by other TIGI subsidiaries or managed by Adviser).

(5)
The business address for IREIC is 2901 Butterfield Road, Oak Brook, Illinois 60523. IREIC shares voting power over 7,401,773 shares and dispositive power over all of the shares that it beneficially owns. IREIC beneficially owns all of its shares indirectly (including 7,212,118 shares owned directly by IISHC, 137,110 shares owned directly by POC and 4,681,903 shares owned by other TIGI subsidiaries or managed by Adviser).

(6)
The business address for The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The Vanguard Group has sole voting power over 241,832 shares and shared voting power over 75,000 shares and shared dispositive power over 199,732 shares and sole dispositive power 13,123,783 shares. The information contained herein respecting The Vanguard Group, Inc. is based solely on Amendment No. 10 to the Schedule 13G filed by The Vanguard Group with the SEC on February 10, 2015.

(7)	The business address for Vanguard Specialized Funds - Vanguard REIT Index Fund is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The Vanguard Group has sole voting power over all of the shares that it beneficially owns. The information contained herein respecting Vanguard Specialized Funds - Vanguard REIT Index Fund is based solely on Amendment No. 4 to the Schedule 13G filed by Vanguard Specialized Funds - Vanguard REIT Index Fund with the SEC on February 6, 2015.

(8)	The business address for IISHC is 701 North Green Valley Parkway, Henderson, Nevada 89074. IISHC shares voting and dispositive power over all of the shares that it beneficially owns.

(9)
The business address for BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022. BlackRock, Inc. has sole voting power over 9,361,994 shares and sole dispositive power over 9,617,539 shares. The information contained herein respecting BlackRock, Inc. is based solely on Amendment No. 5 to the Schedule 13G filed by BlackRock, Inc. with the SEC on January 15, 2015.

(10)	Executive Officer.

(11)
Mr. Zalatoris has sole voting and investment power over 70,268 shares and shared voting and investment power over 105,732 shares. Mr. Zalatoris’s beneficial ownership includes 6,838 shares underlying an option presently exercisable and 70,268 unvested shares of restricted stock. Mr. Zalatoris and his wife’s beneficial ownership includes 2,100 shares and 1,700 shares directly owned by the Joanne Zalatoris Trust and the Scott Zalatoris Trust, respectively.

(12)
Mr. Brown has sole voting and investment power over 47,295 shares. Mr. Brown also has shared voting and investment power with his wife over 40,000 shares, all of which have been pledged as security for a margin account. Mr. Brown’s beneficial ownership includes 2,627 shares underlying an option presently exercisable and 47,295 unvested shares of restricted stock.

(13)
Mr. Carr has sole voting and investment power over 45,723 shares and shared voting and investment power with his wife over 41,523 shares. Mr. Carr’s beneficial ownership includes 752 shares underlying an option presently exercisable and 45,723 unvested shares of restricted stock.

(14)
Mr. Anderson has sole voting and investment power over 30,542 shares and shared voting and investment power with his wife over 27,235 shares. Mr. Anderson’s beneficial ownership includes 2,168 shares underlying an option presently exercisable and 30,542 unvested shares of restricted stock.

(15)
Mr. Simmons has sole voting and investment power over all of the shares that he beneficially owns. Mr. Simmons’ beneficial ownership includes 3,000 shares underlying options presently exercisable and 12,286 unvested shares of restricted stock.

(16)
Ms. Lawton has sole voting and investment power over all of the shares she beneficially owns. Ms. Lawton’s beneficial ownership includes 8,000 shares underlying options presently exercisable and 12,286 unvested shares of restricted stock.

(17)
Mr. Herter has sole voting and investment power over 12,286 shares and shared voting and investment power with his wife over 19,935 shares. Mr. Herter’s beneficial ownership includes 5,000 shares underlying options presently exercisable and 12,286 unvested shares of restricted stock.

(18)
Ms. Sprecher Brooks has sole voting and investment power over all the shares that she beneficially owns. Ms. Sprecher Brooks’ beneficial ownership includes 2,215 shares underlying an option presently exercisable and 31,124 unvested shares of restricted stock.

(19)
Mr. McAuley has sole voting and investment power over all of the shares that he beneficially owns. Mr. McAuley’s beneficial ownership includes 3,000 shares underlying options exercisable and 12,286 unvested shares of restricted stock.

(20)
Mr. D’Arcy has sole voting and investment power over all of the shares that he beneficially owns. Mr. D’Arcy’s beneficial ownership includes 8,000 shares underlying options presently exercisable and 12,286 unvested shares of restricted stock.

(21)
Mr. McWilliams has sole voting and investment power over all of the shares that he beneficially owns. Mr. McWilliams’ beneficial ownership includes 8,000 shares underlying options presently exercisable and 12,286 unvested shares of restricted stock.

(22)	Ms. Mendes has sole voting and investment power over all of the shares that she beneficially owns. Ms. Mendes’ beneficial ownership includes 5,079 unvested shares of restricted stock
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act, requires that each officer and director and each person (as that term is defined in the Exchange Act) beneficially owning more than 10% of our common stock (collectively, the “Reporting Persons”) file an initial statement of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) of our securities with the SEC. The Reporting Persons also are required to furnish us with copies of all Forms 3, 4 and 5 that they file. Based solely on a review of the copies of these forms furnished to us during and with respect to the fiscal year ended December 31, 2014, or written representations from our Reporting Persons that no additional forms were required, we believe that all of our Reporting Persons complied with these filing requirements in 2014.

CORPORATE GOVERNANCE PRINCIPLES
Our business is managed under the direction and oversight of our board, which has formed three standing committees comprised entirely of independent directors as required by the NYSE: audit; compensation; and nominating and corporate governance. Each committee’s function is described below. The members of our board of directors on the date of this proxy statement, and the committees on which they serve, are identified below.

Director	Audit	Compensation	Nominating and Corporate Governance
Thomas P. D’Arcy(1)	X
Daniel L. Goodwin
Joel G. Herter	X(2)		X
Heidi N. Lawton		X(2)	X
Thomas H. McAuley	X	X
Thomas R. McWilliams		X	X(2)
Meredith Wise Mendes	X		X
Joel D. Simmons
Mark E. Zalatoris

(1)	Indicates chairperson of the board.

(2)	Indicates chairperson of the committee.
In his capacity as the chairman of the board, Thomas P. D’Arcy organizes the work of the board and ensures that the board has access to sufficient information to carry out its functions, including monitoring our performance and the performance of management. The chairman of the board presides over all meetings of the board and stockholders and establishes the agenda for each meeting. Our independent directors also may meet in executive sessions without the non-independent directors present. Mr. D’Arcy generally presides at these sessions. Each director has access to the members of our management team or other employees as well as full access to our books and records.
Our board has adopted “Guidelines on Corporate Governance” that, along with the charters adopted by each board committee and our Code of Ethics, provide the framework for our corporate governance. A complete copy of the Guidelines on Corporate Governance, charters and Code of Ethics may be found under the “Investor Relations” section of our website at www.inlandrealestate.com by clicking the “Corporate Information” and “Governance Documents” links. In addition, printed copies of these materials are available to any stockholder without charge by writing us at 2901 Butterfield Road, Oak Brook, Illinois 60523, Attention: Investor Relations.
Independence
As required by our bylaws and the NYSE, a majority of the directors serving on our board must be “independent.”
For purposes of complying with the requirements of Section 303A.02 of the Listed Company Manual of the NYSE, which contains the standard for independence we have also adopted in our bylaws, a director will not be considered independent if that director has a material relationship with us, whether directly or as a partner, shareholder or officer of an organization that has a relationship with us. In addition, a director is not independent under Section 303A.02 if:

•	the director is, or has been within the last three years, employed by us, or an immediate family member is, or has within the last three years, served as one of our executive officers;

•
we paid the director or an immediate family member more than $120,000 during any twelve-month period within the last three years in direct compensation (excluding amounts paid in the form of director and committee fees);

•
the director is a current partner or employee of our internal or external auditor, the director has an immediate family member who is a current partner of our internal or external auditor, the director has an immediate family member who is a current employee of our internal or external auditor and personally works on our audit, or the director or an immediate family member was within the last three years a partner or employee of our internal or external auditor and personally worked on our audit within that time;

•
the director or an immediate family member is, or has within the last three years, been employed as an executive officer of another company where any of our present executive officers at the same time serves, or served, on that company’s compensation committee; or

•
the director is employed by, or an immediate family member is a current executive officer of, a company that has made payments to us or received payments from us for property or services in an amount which, in any of the last three fiscal years, exceeded the greater of $1 million, or 2% of the other company’s consolidated gross revenues for such fiscal year.

A complete copy of the standards for independence applicable to our directors may be found under the “Investor Relations” section of our website at www.inlandrealestate.com by clicking the “Corporate Information” and “Governance Documents” links. In addition, printed copies of these materials are available to any stockholder without charge by writing us at 2901 Butterfield Road, Oak Brook, Illinois 60523, Attention: Investor Relations.
Board Leadership Structure
Mr. D’Arcy, as chairman of the board, is responsible for organizing the work of the board and presiding over board meetings. Because our chairman is independent, we do not have a separately designated lead independent director. Each board member is kept apprised of our business and developments impacting our business and has complete and open access to the members of our management team. The positions of chairman and chief executive officer are separate positions held by different individuals. Mr. Zalatoris, as chief executive officer, is responsible for the performance of the Company, consulting with the board on strategic direction and providing day-to-day leadership. We believe that having a chairman who is not the chief executive officer is the best governance model for us and our stockholders. Having the board operate under the leadership and direction of someone independent from management facilitates the board’s fulfillment of its oversight responsibilities and its ability to function as an independent voice of the stockholders to hold management accountable for the performance of the Company. This division of authority and responsibilities also allows our chief executive officer to focus his time on running our day-to-day business.

Risk Oversight
Our board oversees risk through: (1) its review and discussion of regular periodic reports, including management reports and studies on existing market conditions, leasing activity and property operating data, as well as actual and projected financial results, and various other matters relating to our business; (2) its review of material transactions requiring board approval, including, among others, certain acquisitions and dispositions of properties and financings; (3) the oversight of our business and corporate governance policies through the proceedings of our independent audit, compensation and nominating and corporate governance committees; and (4) regular periodic reports from our independent registered public accounting firm, internal auditors and other outside consultants regarding various areas of potential risk, including, among others, those relating to our qualification as a REIT for tax purposes and our internal control over financial reporting.
Our audit committee reviews the management of financial risk and our policies regarding risk assessment and risk management and reports on these items to the board. Our audit committee meets periodically with our chief financial officer, internal auditing personnel and our independent auditors to discuss exposure to financial risk and the steps management has taken to monitor and control any exposure. The compensation committee oversees the design of the incentive compensation arrangements of our named executive officers and ensures that those arrangements do not encourage or reward excessive risk taking by our executives.
Additional information concerning risks related to our compensation policies and practices is provided below under the caption “Compensation and Risk Management.”
In overseeing risk, the board also receives and reviews reports from certain of our employees, including our named executive officers and Carol Adams, our chief compliance officer. These employees operate within the framework and based on criteria established in Internal Control – Integrated Framework (1992) as disseminated by the Committee of Sponsoring Organizations of the Treadway Commission, a private-sector organization dedicated to establishing effective, efficient and ethical business operations. Our risk management committee, in conjunction with our internal control and Sarbanes-Oxley compliance efforts: (1) documents accountability for risk decisions and management; (2) establishes risk management responsibilities for employees; (3) identifies the key controls that are in place to monitor and mitigate risks; (4) maintains awareness of the interaction of our risks; (5) assesses and reports to the board all plausible risk scenarios; and (6) develops and maintains quantitative and qualitative methods for identifying and aggregating all significant risks. In addition, the risk management committee annually reviews all previously identified risks and assesses the probability and magnitude of future risks.
Compensation and Risk Management
The compensation committee, in consultation with our chief executive officer and general counsel, has reviewed the design and operation of our agreements with our named executive officers, including their individual performance goals and the objective measures of our performance that are used to determine the amount of incentive compensation we award them, as well as the compensation of our other employees, and has evaluated the relationship between our risk management policies and practices and our compensation policies and practices. As a result of this review, Mr. Zalatoris and the compensation committee have determined that our compensation policies and practices do not encourage our employees to take excessive or unnecessary risks and are not reasonably likely to have a material adverse effect on us. In reaching this conclusion, Mr. Zalatoris and the compensation committee considered a variety of factors, including base compensation and the cash and equity incentive award opportunities available under our employment agreements. Management and the compensation committee believe that the combination of the following factors should lead to executive and employee behavior that is consistent with our overall objectives and risk profile: (1) our balancing of base compensation and performance-based incentive compensation; (2) use of multiple Company and individual performance measures; (3) reliance on both quantitative and qualitative assessments of performance; and (4) awarding shares of common stock that vest over a multi-year period as part of performance-based incentive compensation. Our base and incentive compensation have been allocated to achieve what Mr. Zalatoris and the compensation committee believe is an appropriate balance between incentive and retention objectives so as not to over-emphasize our short term performance at the expense of our long-term prospects. Mr. Zalatoris and the compensation committee believe that using several metrics, such as individual goals, our Recurring Funds From Operations (“FFO”) growth and our Total Shareholder Return (“TSR”), measured on both an absolute and a relative basis, properly balances our short-term and long-term objectives and allows the compensation committee and Mr. Zalatoris to use base and incentive compensation to guide the behavior of executives and employees in the direction that they believe is best for us and our stockholders and to avoid encouraging individual employees or groups of employees to engage in excessively risky courses of action in the misguided hope of accomplishing short-term personal gain at the expense of our overall performance and financial well‑being. Mr. Zalatoris and the compensation committee believe that there are no incentive awards built into our compensation policies, practices and agreements that would cause a rational executive or employee to take excessive or unnecessary risks in pursuit of achieving a short-term or isolated improvement in a measure of our performance at the expense of weaker long-term, overall results for us and our stockholders.
Communicating with Directors
Persons wishing to communicate with our board as a group or one or more individual directors, including our chairman, may send communications in care of our corporate secretary who will forward the communication to the appropriate person or persons. These communications may be anonymous and may be addressed to the board, our non-management directors or our chairman or another director, in each case c/o corporate secretary, Inland Real Estate Corporation, 2901 Butterfield Road, Oak Brook, Illinois 60523.
Our non-retaliation policy prohibits us, or any of our employees, from retaliating or taking any adverse action against anyone for raising a concern. Persons preferring to raise their concerns in a confidential or anonymous manner may do so by contacting our ethics hotline at (855) 488-8808 or by contacting our general counsel, who will then refer the matter to the chairperson of the audit committee. The hotline is available twenty-four hours a day, seven days a week to receive reports of ethical concerns or incidents, including concerns about accounting, internal controls or auditing matters. Callers to this hotline may choose to remain anonymous. A complete copy of our Reporting and Non-Retaliation Policy (also known as a “whistleblower” policy) may be found under the “Investor Relations” section of our website at www.inlandrealestate.com by clicking the “Corporate Information” and “Governance Documents” links.
Nominating and Corporate Governance Committee
The nominating and corporate governance committee is responsible for recommending director nominees to the board and develops and recommends corporate governance guidelines. The committee also prepares and supervises the board’s review of director independence and the board’s self-evaluation and makes recommendations to the board regarding committee assignments. All of the members of the committee satisfy the requisite independence standards of the NYSE. Copies of our guidelines and the committee’s charter are available under the “Investor Relations” section of our website at www.inlandrealestate.com by clicking the “Corporate Information” and “Governance Documents” links. In addition, printed copies of our guidelines and the charter are available to any stockholder without charge by writing us at 2901 Butterfield Road, Oak Brook, Illinois 60523, Attention: Investor Relations.

The committee considers all qualified candidates for director identified by members of the committee, by other members of the board of directors, by senior management and by stockholders. In recommending candidates for director positions, the committee takes into account many factors and evaluates each director candidate in light of, among other things, the candidate’s experience, independence, skills and expertise based on a variety of factors, including the person’s experience or background in real estate management, development or finance, regulatory matters or corporate governance. The committee evaluates each individual candidate by considering all appropriate factors as a whole, favoring active deliberation rather than the use of rigid formulas to assign relative weights to these factors. The committee also considers diversity in its broadest sense, including persons diverse in geography, gender and ethnicity as well as representing diverse experiences, skills and backgrounds. The committee also takes into consideration the overall composition of the board and areas of expertise that new board members might be able to offer. Based on its overall assessment of each candidate, the committee recommends nominees to the board.
Stockholders must submit all recommendations for director nominations in accordance with the procedures specified in our bylaws. Generally, this requires that the stockholder submit the nominee’s name, resume, biographical information and other relevant information to the attention of our corporate secretary. All proposals for nomination received by the corporate secretary in a timely manner will be presented to the committee. The committee follows the same processes and uses the same criteria for evaluating candidates proposed by stockholders, members of the board and members of senior management. The committee did not receive any recommendations from stockholders of director nominees for election to the board at this year’s annual meeting.
As described above, a majority of the persons serving on our board must be “independent.” Our board has considered transactions and relationships between each director or any member of his or her immediate family and us or our affiliates or related parties, including those reported under “Certain Relationships and Related Transactions” below. The board also reviewed transactions and relationships between (1) directors and their affiliates and (2) members of our senior management and their affiliates to determine whether any relationships or transactions were inconsistent with a determination that the director is independent.
The board affirmatively determined that the following persons standing for reelection to the board are independent: Ms. Lawton, Ms. Mendes and Messrs. D’Arcy, Herter, McAuley and McWilliams. Each of these directors satisfies the independence standards contained in the SEC rules, the NYSE corporate governance rules and our Guidelines on Corporate Governance and has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us.
Audit Committee
The audit committee assists the board in fulfilling its oversight responsibility relating to: (1) the integrity of our financial statements; (2) our compliance with legal and regulatory requirements; (3) the qualifications, independence and performance of the independent registered public accounting firm; and (4) the performance of our internal audit function. The report of the committee is included in this proxy statement. Mr. Herter is the chairperson and Ms. Mendes, Mr. McAuley and Mr. D’Arcy are members of the audit committee. The board has determined that Ms. Mendes and Messrs. Herter, McAuley and D’Arcy each qualify as “audit committee financial experts” as defined by the SEC and satisfy the financial literacy requirements of the NYSE and that each member of the committee is independent in accordance with the standards established by the SEC and the NYSE, as well as the standards set forth in the audit committee charter. Please see the biographies of each audit committee member in “Proposal No. 1 — Election of Directors” for a description of the experience that the board considered in determining that he qualifies as an “audit committee financial expert.” No member of the audit committee serves on the audit committees of more than two public companies.
The audit committee charter may be found under the “Investor Relations” section of our website at www.inlandrealestate.com by clicking the “Corporate Information” and “Governance Documents” links. In addition, a printed copy of the charter is available to any stockholder without charge by writing us at 2901 Butterfield Road, Oak Brook, Illinois 60523, Attention: Investor Relations.
Compensation Committee
The compensation committee is responsible for determining the compensation that we pay to our chief executive officer and the other named executive officers and for approving the compensation structure for our other senior management. Each member of the committee satisfies the additional standards for the independence of compensation committee members set forth in Section 303A.02 of the NYSE Listed Company Manual, and each is a “non-employee director,” as defined by Section 16 of the Exchange Act, and an “outside director,” as defined by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).
Under the compensation committee’s charter, the committee may conduct or authorize investigations into or studies of matters within the committee’s scope of responsibilities, and may retain, at the Company’s expense, any independent counsel or other advisors as it deems necessary to assist it in carrying out its responsibilities, including sole authority to approve the consultant’s fees and other terms of the engagement. The compensation committee also has the authority to administer and to grant stock awards under our 2005 Equity Award Plan and our 2014 Equity Award Plan, as well as to administer our annual cash incentive programs and the 2014-2016 Long-Term Incentive Program. The compensation committee charter is available under the “Investor Relations” section of our website at www.inlandrealestate.com by clicking the “Corporate Information” and “Governance Documents” links. In addition, a printed copy of the charter is available to any stockholder without charge by writing us at 2901 Butterfield Road, Oak Brook, Illinois 60523, Attention: Investor Relations.
Role of Executive Compensation Consultant
Our compensation committee engaged Christenson Advisory Services, LLC (“Christenson”) at the Company’s expense in late 2013 as an independent compensation consultant to conduct a comprehensive compensation analysis for use in setting future compensation. Christenson’s analysis and recommendations were not intended to affect, and had no effect on, 2013 compensation. Christenson conducted a market survey to analyze our compensation practices and policies with respect to our top seven executives, including our five named executive officers, to provide design considerations and to propose to our compensation committee possible adjustments to the Company’s annual incentive compensation practices to ensure that they are competitive with current market practices. Our compensation committee met with Christenson both separately and with Mr. Zalatoris to consider the results of Christenson’s analysis and his recommendations, which were intended to affect, and had an effect on, 2014 compensation and compensation planned for 2015 and 2016. In compliance with the disclosure requirements of the SEC regarding the independence of compensation consultants, Christenson addressed each of the six independence factors established by the SEC, and its responses were assessed by our compensation committee. Based on this assessment, the compensation committee determined that the engagement of Christenson did not raise any conflict of interest. Christenson completed its engagement with our compensation committee in March 2014, and, although Christenson has subsequently been available to the board and the compensation committee to discuss the results of its completed engagement, Christenson has not provided any other services to or received fees from the Company prior to or following that date. Neither the Company nor the compensation committee has retained any additional independent compensation consultants since that date.
Code of Ethics and Guidelines on Corporate Governance
Our board has adopted “Guidelines on Corporate Governance” that, along with the charters adopted by each board committee and our “Code of Ethics,” provide the framework for our corporate governance. Our Code of Ethics applies to all of our employees, including our chief executive officer, chief financial officer and controller, and our directors. A complete copy of the Guidelines on Corporate Governance, the Code of Ethics and the committee charters may be found under the “Investor Relations” section of our website at www.inlandrealestate.com by clicking the “Corporate Information” and “Governance Documents” links. In addition, printed copies of these materials are available to any stockholder without charge by writing us at 2901 Butterfield Road, Oak Brook, Illinois 60523, Attention: Investor Relations.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS
Our board, acting on the recommendation of our nominating and corporate governance committee, has nominated the persons set forth below to serve as directors. Ms. Lawton and Ms. Mendes and Messrs. D’Arcy, Herter, McAuley and McWilliams have been nominated to serve as independent directors. We know of no reason why any nominee will be unable to serve if elected. If any nominee would be unable to serve if elected, your proxy may vote for another nominee proposed by the board, or the board may reduce the number of directors to be elected. If any director resigns, dies or is otherwise unable to serve out his or her term, or if the board increases the number of directors, the board may fill the vacancy until the next annual meeting of stockholders. The following gives information regarding each nominee, about the nominee’s principal occupation and business experience, as well as the specific experience, qualifications, attributes and skills that led to the conclusion by the board that the nominee should serve as a director of the Company.
Thomas P. D’Arcy, age 55, has served as our chairman of the board since April 2008 and as an independent director since 2005. Mr. D’Arcy is a member of the audit committee. Mr. D’Arcy currently serves as the chief executive officer of American Realty Capital Healthcare Trust II, Inc. and American Realty Capital Healthcare Trust III, Inc., which are publicly offered, non-traded REITS. Mr. D’Arcy also served as chief executive officer of American Realty Capital Healthcare Trust, Inc. (NASDAQ: HCT) until it merged with and into Ventas Inc. in January 2015. From November 2009 until March 2012 Mr. D’Arcy was president and chief executive officer of Grubb & Ellis Company, an NYSE-listed full service commercial real estate firm, and he also served on its board of directors. Prior to Grubb & Ellis Company, Mr. D’Arcy served as a principal at Bayside Realty Partners, a private real estate company focused on acquiring and developing income-producing commercial real estate. From 2001 to 2003, Mr. D’Arcy served as the chief executive officer of Equity Investment Group, a private real estate company owned by an investor group which included the Government of Singapore, the Carlyle Group and Northwestern Mutual Life Insurance Company. Prior to his tenure with Equity Investment Group, from 1995 to 2001 Mr. D’Arcy was the chairman of the board, president and chief executive officer of Bradley Real Estate, Inc., an NYSE traded real estate investment trust.
Daniel L. Goodwin, age 71, has served as a director since 2001 and served as our chairman of the board from 2004 to April 2008. Mr. Goodwin was the founder of the Inland real estate organization in May 1968 and is currently the controlling stockholder, chairman of the board and chief executive officer of TIGI, a holding company that was formed in July 1982. Mr. Goodwin also serves as a director or officer of entities wholly owned or controlled by TIGI. In addition, Mr. Goodwin has served as the chairman of the board and chief executive officer of Inland Mortgage Investment Corporation since March 1990 and served as chairman and chief executive officer of Inland Bancorp, Inc., a bank holding company, since January 2001. Mr. Goodwin currently serves as director and the chairman of the board of Inland Real Estate Income Trust and Inland Residential Properties Trust, Inc., which are publicly offered, non-traded REITs sponsored by an affiliate of TIGI.
Mr. Goodwin is a member of the National Association of Realtors, the Illinois Association of Realtors, the Northern Illinois Commercial Association of Realtors, and was inducted into the Hall of Fame of the Chicago Association of Realtors in 2005. He is also the author of a nationally recognized real estate reference book for the management of residential properties. Mr. Goodwin served on the Board of the Illinois State Affordable Housing Trust Fund. He served as an advisor for the Office of Housing Coordination Services of the State of Illinois, and as a member of the Seniors Housing Committee of the National Multi-Housing Council. He has served as Chairman of the DuPage County Affordable Housing Task Force. Mr. Goodwin also founded New Directions Affordable Housing Corporation, a not for profit entity.

Mr. Goodwin obtained his bachelor’s degree from Northeastern Illinois University, in Chicago, and his master’s degree from Northern Illinois University, in DeKalb. Following graduation, he taught for five years in the Chicago Public Schools. Over the past twenty years, Mr. Goodwin served as a member of the Board of Governors of Illinois State Colleges and Universities, vice chairman of the Board of Trustees of Benedictine University, vice chairman of the Board of Trustees of Springfield College, and chairman of the Board of Trustees of Northeastern Illinois University.
Joel G. Herter, age 77, has served as an independent director since 1997 and is the chairperson of the audit committee and a member of the nominating and corporate governance committee. From 1997 to 2014, Mr. Herter served as a senior consultant to Wolf & Company, LLP, certified public accountants. He was previously a partner of Wolf & Company, LLP from 1978 to 1997. Mr. Herter’s business experience includes over thirty years as a practicing certified public accountant, providing accounting, auditing, tax and general business services including venture and conventional financing, forecasts and projections and strategic planning to a variety of industries. Mr. Herter is licensed as a certified public accountant in the State of Illinois and a member of the American Institute of Certified Public Accountants and the Illinois CPA Society. Mr. Herter currently serves as a trustee of Elmhurst Memorial Hospital and Elmhurst College and as a director of Suburban Bank and Trust Company.
Heidi N. Lawton, age 52, has served as an independent director since 1994 and is the chairperson of the compensation committee and a member of the nominating and corporate governance committee. From 2010 to June 2014, Ms. Lawton also served as a member of the board of directors and audit committee of Inland Diversified Real Estate Trust, Inc., a publicly offered non-traded REIT which was managed by subsidiaries of TIGI until it merged with and into Kite Realty Group Trust (NYSE: KRG) in July 2014. Ms. Lawton is the managing broker and principal of Lawton Realty Group, Inc., a full service commercial real estate brokerage, development and management firm, which she founded in 1989. Ms. Lawton has over twenty-five years of experience acquiring, developing and managing, as well as arranging financing for, large commercial properties. Ms. Lawton has been licensed as a real estate professional since 1982 and served as president of the Northern Illinois Commercial Association of Realtors in 2009.
Thomas H. McAuley, age 70, is an independent director who has served on our board since 2004 and is a member of the audit committee and the compensation committee. Mr. McAuley also previously served on our audit committee from 2004 to 2006. He has extensive experience in real estate investment, development, management, underwriting and financing, and in his career he has cultivated a large number of relationships throughout the nation’s real estate industry. Mr. McAuley currently serves on the board of and is chairman of the audit committee of The Westervelt Company. He previously served on the board and audit committee of each of Forestar Group, Inc. (NYSE: FOR), Alico, Inc. (NASDAQ: ALCO) and the Bank of Atlanta. From May 2005 to December 2009, Mr. McAuley was the President of Inland Capital Markets Group, Inc., a subsidiary of TIGI. From 1995 to 2003, he was chairman and chief executive officer of IRT Property Company, an Atlanta, Georgia based REIT traded on the NYSE. Mr. McAuley is a licensed real estate broker in the States of Florida, Georgia and South Carolina.
Thomas R. McWilliams, age 79, has served as an independent director since 2005 and is the chairperson of the nominating and corporate governance committee and is a member of the compensation committee. Since 1968, Mr. McWilliams has been engaged in the brokerage and development of office, commercial and residential properties. Mr. McWilliams also serves as president of United Energy Associates, Incorporated, a full service energy management company. Mr. McWilliams also serves as president of American Lighting Efficiency Corporation, a lighting system design and build company. Mr. McWilliams has been involved in real estate brokerage, development and financing of commercial and residential properties for over 40 years.

Meredith Wise Mendes, age 56, has served as an independent director since August 2014 and member of the audit and nominating and corporate governance committees. Ms. Mendes is executive director and chief operating officer of Jenner & Block LLP, a law firm with 450 attorneys and offices in Chicago, London, Los Angeles, New York and Washington, D.C., where she has responsibility for firm-wide administrative functions relating to finance, facilities and real estate, technology, human resources and other support functions. Prior to joining Jenner & Block, Ms. Mendes served as executive vice president and worldwide chief financial officer of Daniel J. Edelman, Inc.; held chief financial officer positions at the Hartford Computer Group, Inc. and Medline Industries, Inc.; served as vice president in public finance at First Chicago Capital Markets; and started her career as a practicing attorney in corporate and public finance. Ms. Mendes has been engaged in financing, construction, leasing and management of commercial real estate for over 25 years. She is an Illinois licensed public accountant, earned an MBA with a finance concentration from the University of Chicago Booth School of Business and a JD from Harvard Law School. She is a Magna Cum Laude graduate of Brown University where she was elected to Phi Beta Kappa. Ms. Mendes also serves on the board of directors and is a member of the financial review and compensation committee of C-Line Products, Inc., is a member of the University of Chicago Women’s Board, and is a trustee and audit committee member of The Chicago Academy of Sciences and its Peggy Notebaert Nature Museum.
Joel D. Simmons, age 56, has served as a director since 2000. Since 2012, Mr. Simmons has been Executive Managing Director of Newmark Grubb Knight Frank (“NGKF”), the commercial real estate platform of BGC Partners, Inc. (NASDAQ: BGCP), a global provider of financial products and real estate services. Prior to joining BGCP, Mr. Simmons served as an executive vice president of Grubb & Ellis Company, a commercial real estate services and investment company listed on the NYSE from 2009 to 2012. Prior to joining Grubb & Ellis, Mr. Simmons was a partner at Cohen Financial. During his 21 years with Cohen Financial, Mr. Simmons was responsible for real estate commercial debt and equity placements, developed many correspondent institutional lender relationships and assisted in creating and growing the company’s mortgage banking platform. Mr. Simmons is also a current member of the board of directors of Albany Bank & Trust Co. of Chicago, a Chicago-based bank, and Inland Bancorp, Inc. of Oakbrook, Illinois. Mr. Simmons is a member of the International Council of Shopping Centers (the “ICSC”) and the ICSC Illinois State Committee and serves as an Executive Board Member of The Harold E. Eisenberg Foundation.
Mark E. Zalatoris, age 57, has served as our president and chief executive officer since April 2008 and previously served as executive vice president and chief operating officer from 2004 to 2008, and as chief financial officer and senior vice president from 2000 to 2004. Mr. Zalatoris was appointed to the Company’s board of directors in October 2013. Prior to his responsibilities with the Company, Mr. Zalatoris was an executive at Inland Real Estate Investment Corporation from 1985 to 2000 with primary responsibility for asset management and due diligence functions. Mr. Zalatoris previously practiced as a certified public accountant, holds a general securities license, and previously served on the board of governors of the National Association of Real Estate Investment Trusts (the “NAREIT”) and is a member of the International Council of Shopping Centers (the “ICSC”). Mr. Zalatoris received a Bachelor of Arts degree in Finance and a Masters of Accounting Science from the University of Illinois, Champaign-Urbana.
RECOMMENDATION OF THE BOARD: The board recommends that you vote “FOR” the election of each of the nine nominees.

DIRECTOR COMPENSATION
The following table sets forth all compensation of our non-employee directors for the fiscal year ended December 31, 2014, along with the total number of shares underlying each of our non-employee director’s exercisable options as of December 31, 2014. Mr. Zalatoris is a Company employee and receives no compensation his service as a member of the board of directors, and accordingly, has not been included in the table below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)
Thomas P. D’Arcy	139,404	60,000	—	—	—	6,853	206,257
Daniel L. Goodwin	61,600	60,000	—	—	—	6,853	128,453
Joel G. Herter	107,600	60,000	—	—	—	6,853	174,453
Heidi N. Lawton	86,200	60,000	—	—	—	6,853	153,053
Thomas H. McAuley	102,100	60,000	—	—	—	6,853	168,953
Thomas R. McWilliams	83,000	60,000	—	—	—	6,853	149,853
Joel D. Simmons	60,600	60,000	—	—	—	6,853	127,453
Meredith Wise Mendes(3)	34,900	52,111	—	—	—	724	87,735

(1)
Represents the aggregate grant date fair value of awards of 5,760 shares of restricted stock granted on June 18, 2014 pursuant to the Company’s 2005 Equity Award Plan to each director (except Ms. Mendes, who joined the board on August 8, 2014 and received 5,079 shares of restricted stock) as compensation for services provided during the fiscal year ended December 31, 2013. In addition to these shares, each director (except Ms. Mendes) also holds (i) 2,448 shares of restricted stock granted on November 7, 2012; and (ii) 4,078 shares of restricted stock granted on June 27, 2013. All shares of restricted stock granted to directors are subject to ratable (except with respect to Ms. Mendes) vesting over a three-year period from July 1st of the year of the date of grant.

(2)	Represents dividends paid on shares of restricted stock during the year ended December 31, 2014.

(3)
Ms. Mendes joined the board on August 8, 2014. Ms. Mendes received a grant of 5,079 shares of restricted stock granted pursuant to the Company’s 2005 Equity Award Plan on September 12, 2014, of which 1,181 shares vest on July 1, 2015 and 1,949 shares vest on each of July 1, 2016 and July 1, 2017.

Narrative to Director Compensation Table
The form and amount of director compensation is determined by the board based upon the recommendation of the nominating and corporate governance committee.

We pay each director an annual fee equal to $45,000, plus $1,200 for each meeting of the board or any committee of the board attended in person and $1,000 for each meeting of the board or any committee of the board attended via telephone. We also reimburse all directors for travel and other necessary business expenses incurred by them in performing their services as directors. Mr. Zalatoris is not compensated for his service as a director, and the Company would not compensate any other employee elected or otherwise called upon to serve as a director.
We pay the chairperson of the compensation committee an additional annual fee of $10,000, the chairperson of the nominating and corporate governance committee an additional annual fee of $9,000 and the chairperson of the audit committee an additional annual fee of $15,000. In addition, we pay an additional annual fee of $50,000 to the chair of the board.
Each director is also granted shares of restricted stock with a value of $60,000 issued pursuant to the Company’s equity compensation plans, subject to ratable vesting over a three-year period. The number of shares is determined by dividing $60,000 by the closing price per share of our common stock on the date(s) of grant.
The grants of restricted stock are subject to a minimum stock ownership for non-employee directors (the “Minimum Ownership Policy”). The Minimum Ownership Policy provides that each non-employee director of the Company must, within four years of the later of becoming and continuing as a member of the board, and thereafter for the duration of his or her membership on the board, accumulate and hold at least an amount of shares of the Company’s common stock that is equal in value to and not less in value than $240,000. For purposes of this minimum ownership requirement, unvested shares of restricted stock awarded as compensation for service as a director, ownership of interests that are exchangeable for shares of the Company’s common stock, ownership of vested stock options (the value of such stock options and the number of shares that may be acquired on exercise thereof), ownership of shares by a non-employee director’s immediate family members and/or trusts, foundations or other entities wherein the non-employee director has the ability to control the voting and/or disposition of the shares will be deemed ownership by such non-employee director.
Compensation Committee Interlocks and Insider Participation
During 2014, Ms. Lawton and Messrs. D’Arcy, McAuley, McWilliams and Herter served as members of our compensation committee, and:

•
no member of the compensation committee was an officer or employee of us or any of our subsidiaries, and no member of the compensation committee was an officer of the Company or any of our subsidiaries prior to 2014;

•
neither the members of the compensation committee nor their immediate family members had a direct or indirect material interest in any transaction in which we were a participant and in which the amount involved exceeded $120,000;

•	none of our executive officers was a director of another entity where one of that entity’s executive officers served on our compensation committee; and

•	none of our executive officers served on the compensation committee of another entity where one of that entity’s executive officers served as our director.

Meetings of the Board of Directors, Committees of the Board and Stockholders
During the fiscal year ended December 31, 2014, our board met 15 times, the audit committee met nine times, the compensation committee met nine times, and the nominating and corporate governance committee met three times. During 2014, all directors attended at least 75% of the meetings of our board and the committees of the board on which they served. We encourage our directors to attend our annual meeting of stockholders, and in 2014, each director did so attend.

AUDIT COMMITTEE REPORT
The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed with the Securities and Exchange Commission or incorporated by reference into any other filing we make under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this Report by reference therein.
In accordance with the audit committee’s written charter, the committee oversees the Company’s financial reporting process including evaluating the effectiveness of internal accounting, auditing and financial controls and procedures.
Management is responsible for the financial reporting process, preparing consolidated financial statements in accordance with U.S. generally accepted accounting principles and designing and implementing a system of internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm is responsible for auditing the financial statements. The audit committee is responsible for monitoring and reviewing these procedures and processes. The audit committee is comprised of four independent directors whose independence has been determined by the board of directors based on the standards set forth in the audit committee’s charter, the Company’s bylaws and the NYSE listing standards. The audit committee relies in part, without independent verification, on the information provided to it and on the representations made by management and the internal auditors that the financial statements have been prepared in conformity with U.S. generally accepted accounting principles. The audit committee also relies on the opinions of the Company’s independent registered public accounting firm with regard to the consolidated financial statements and the effectiveness of internal control over financial reporting.
During the year ended December 31, 2014, the audit committee met nine times. During these meetings, the members of the audit committee met separately and with members of the Company’s management, the internal auditors and the Company’s independent registered public accounting firm, KPMG. The committee discussed numerous items at these meetings including KPMG’s overall scope and plan for its year-end audit. As part of these discussions, the audit committee discussed the results of KPMG’s audit and evaluation of the Company’s internal controls. Further, the audit committee reviewed and discussed, with management, the internal auditors and KPMG, the Company’s audited consolidated financial statements as of and for the year ended December 31, 2014. During the year ended December 31, 2014, management advised the committee that each set of financial statements reviewed had been prepared in accordance with U.S. generally accepted accounting principles and in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”). Management also reviewed significant accounting and disclosure items with the audit committee. The audit committee also discussed with KPMG all of the matters required by generally accepted auditing standards, including those required to be discussed under the rules adopted by the PCAOB, including the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The audit committee also obtained a formal written statement from KPMG, describing all relationships between KPMG and the Company that might bear on KPMG’s independence. Further the audit committee discussed any relationships that may have an impact on KPMG’s objectivity and independence including a review of audit and non-audit fees and the written disclosures and letter from KPMG to the committee pursuant to Independence Standards Board Standard No. 1 (Independence Discussions with the Audit Committees).
At certain of its meetings during 2014, the audit committee met with members of the Company’s executive management team to review the certifications required to be provided under the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Securities and Exchange Commission by the chief executive officer and chief financial officer. At these meetings, members of the Company’s senior management team reviewed each of the certifications required by Sarbanes-Oxley concerning internal control over financial reporting.
Based on the above-mentioned review and discussions with management, the internal auditors and KPMG, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for filing with the Securities and Exchange Commission.
The Audit Committee

Joel G. Herter (Chairperson)
Thomas H. McAuley
Meredith Wise Mendes
Thomas P. D’Arcy

COMPENSATION COMMITTEE REPORT
The following Compensation Committee Report does not constitute soliciting material and should not be deemed filed with the Securities and Exchange Commission or incorporated by reference into any other filing we make under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this Report by reference therein.
The compensation committee has certain duties and powers as described in its charter. The compensation committee is currently comprised of the three non-employee directors named at the end of this report, each of whom is independent as defined by the New York Stock Exchange listing standards. The compensation committee has furnished the following report on executive compensation for the fiscal year ended December 31, 2014.
The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis section contained in this proxy statement (the “CD&A”). Based on this review and the committee’s discussions, the compensation committee has recommended to the board of directors (and the board of directors has approved) that the CD&A be included in this proxy statement on Schedule 14A.
The Compensation Committee
Heidi N. Lawton (Chairperson)
Thomas H. McAuley
Thomas R. McWilliams

EXECUTIVE OFFICERS
The board of directors annually elects our executive officers. These officers may, subject to their respective employment agreements, be terminated at any time. Listed below is information about our executive officers.
Mark E. Zalatoris, age 57, has served as our president and chief executive officer since April 2008 and previously served as executive vice president and chief operating officer from 2004 to 2008, and as chief financial officer and senior vice president from 2000 to 2004. Mr. Zalatoris was appointed to the Company’s board of directors in October 2013. Please see “Proposal 1 — Election of Directors” for additional biographical information about Mr. Zalatoris.
Brett A. Brown, age 50, has served as our executive vice president since 2011 and chief financial officer and treasurer since 2008. From 2008 to 2011, Mr. Brown served as our senior vice president. Mr. Brown joined us in May 2004 as vice president and chief financial officer. From 2000 to April 2004, Mr. Brown served as the senior vice president of financial reporting for Great Lakes REIT, an NYSE-listed REIT based in Oak Brook, Illinois, and held various other executive positions in finance and accounting at Great Lakes and its predecessor from 1988 to 2000. Mr. Brown is a member of the American Institute of Certified Public Accountants and the Illinois Certified Public Accountants Society, as well as NAREIT and ICSC. Mr. Brown graduated from Northern Illinois University in 1986 with a Bachelor of Science degree in accounting.
Beth Sprecher Brooks, age 60, has served as our senior vice president since 2008 and as our general counsel and secretary since 2006. Ms. Sprecher Brooks joined us in November 2002, became assistant vice president in 2003 and vice president in 2005. Ms. Sprecher Brooks has concentrated her legal practice in the area of real estate since 1979 either as in-house counsel to a corporation or in the real estate department at a law firm. Ms. Brooks has vast experience in a broad range of areas in real estate, including acquisitions and sales, zoning work, leasing, and other areas of general corporate law. She is a member of the American Bar Association, Association of Corporate Counsel and ICSC. Ms. Sprecher Brooks received a Bachelor of Arts degree in American Studies from Georgetown University and a Juris Doctor Degree from Northwestern University School of Law.
D. Scott Carr, age 49, has served as our executive vice president of portfolio management and chief investment officer since 2011 and has served as the president of Inland Commercial Property Management, Inc. (“ICPM”), a subsidiary of the Company, since 1995. Mr. Carr became senior vice president of portfolio management in 2008. As president of property management, Mr. Carr oversees all aspects of property operations and leasing for the Company’s neighborhood, community, power and lifestyle shopping centers and single-tenant retail properties. Mr. Carr is a member of ICSC. He has achieved the professional designations of Senior Certified Shopping Center Manager and Senior Certified Leasing Specialist. Mr. Carr is also a licensed real estate broker in Illinois and Minnesota. Mr. Carr received a Bachelor of Arts degree in Economics from Loyola University, Chicago.
William W. Anderson, age 56, has served as our senior vice president of transactions since 2012. From 2000 to 2012, Mr. Anderson served as our vice president of transactions. Mr. Anderson is responsible for our acquisitions and dispositions of real property. Prior to 2000, Mr. Anderson held positions in sales, brokerage, and development with TIGI. Mr. Anderson has experience analyzing and negotiating the acquisition of shopping centers, apartments and net leased commercial properties. Mr. Anderson received a Bachelor of Science degree in finance from Northern Illinois University, and is an active member of ICSC and the National Association of Realtors.

COMPENSATION DISCUSSION AND ANALYSIS
Overview
This compensation discussion and analysis explains the material components of the compensation of Mark E. Zalatoris, Brett A. Brown, D. Scott Carr, Beth Sprecher Brooks and William W. Anderson (each, a “named executive officer” and, collectively, the “named executive officers”) for the fiscal year ended December 31, 2014 and considers the effect on compensation of the terms and conditions of our employment agreements with them.
General Philosophy and Objectives
Our compensation committee is responsible for establishing and overseeing our executive compensation policies and programs, which are designed to:

•	attract, retain and motivate quality executives by providing fair and reasonable compensation;

•	reward individual performance;

•	align compensation with company performance; and

•	align the interests of executives with those of our stockholders.

To accomplish these objectives, we have utilized an executive compensation program with three major components: (1) base cash salary; (2) an annual incentive cash award opportunity; and (3) restricted stock incentive award opportunities.

•	Base cash salary provides a level of fixed cash compensation to promote executive recruitment and retention.

•
Annual incentive cash award opportunities to motivate executives and reward them for achieving individual goals at the same time that the Company achieves its financial and operating goals for the year.

•
Annual and triennial incentive restricted stock award opportunities to promote the creation of long-term stockholder value and to more closely align the interest of our executives with the interests of our stockholders than they would be if we relied on cash compensation or annual awards alone by ensuring that a portion of total compensation is at risk on an annual basis and over three-year periods and fluctuates in value with the price of our common stock. Compensating executives with restricted stock also fosters retention of our executives because the rights to these shares vest over a three-year period at a rate of one-third per year.

We do not believe that significant compensation derived from one component of compensation should negate or offset compensation from other components. We determine the appropriate level for each component based in part, but not exclusively, on competitive benchmarking and other considerations we deem relevant, such as rewarding executives for extraordinary individual and company performance.

Compensation Consultant

To ensure that our incentive compensation practices and policies remain competitive in the marketplace for executive talent, our compensation committee engaged Christenson, an independent compensation consultant, to advise our compensation committee on the overall design of our executive compensation program and the amounts of compensation we pay to our executive officers.

Christenson’s engagement began in late 2013 and ended in March 2014. Neither the Company nor the compensation committee has determined whether it will retain Christenson or any other independent compensation consultant in future periods. Christenson was retained to assist the compensation committee by conducting a market survey to analyze our compensation practices and policies with respect to our top seven executives, including our five named executive officers, to provide design considerations and to propose to our compensation committee possible adjustments to the Company’s annual incentive compensation practices. See “Role of Executive Compensation Consultant.”

Based on our consideration of the analysis and recommendations of Christenson, we entered into new employment agreements with our named executive officers during 2014 that were effective January 1, 2014 and will expire on December 31, 2016. See “—2014-2016 Employment Agreements.” Based on our consideration of the analysis and recommendations of Christenson, we have increased total compensation from 2013 to 2014 and again from 2014 to 2015 as part of gradual “phase-in” of adjustments recommended by Christenson to bring the total compensation offered by the Company more in line with what its peers offer. We expect this “phase-in” process will be completed through additional increases in 2016, when the term of the current employment agreements end.

These new employment agreements as compared to previous employment agreements illustrate some of the other significant changes in the approach we have taken to compensating our named executive officers during 2014 as compared to our approach in prior years. Other significant changes we have taken with respect to our named executive officer compensation program during 2014 included the following:

•
basing our determinations on analysis and recommendations prepared by a compensation consultant as compared to our own analysis of material published by NAREIT (i.e. benchmarking against the NAREIT Peer Index and referring to the NAREIT Compensation Survey to obtain a general understanding of current compensation practices in the REIT industry and as a general reference);

•
increasing the amount of potential incentive cash and stock award opportunities to be paid upon achieving “target” or “high” levels of performance to bring them closer to market standards for comparable REITs;

•	conditioning the grant of long-term restricted stock awards solely on our TSR performance rather than on a combination of TSR, FFO and the achievement of personal goals;

•	considering our TSR performance on an annual basis based on our absolute TSR performance as well as on a cumulative basis over a three-year period relative to a REIT peer group, as compared to only considering our TSR performance relative to a REIT peer group on an annual basis;

•
extending the term of our employment agreements with our named executive officers, including the structure of the annual incentive cash award and restricted stock incentive award opportunities, from one year to three years;

•
delaying the assessment and grant of one-half of the annual restricted stock award opportunity until the end of the three-year performance period ending December 31, 2016, considering our TSR performance relative to a REIT peer group over the full three-year performance period;

•	removing restricted stock as a component of base salary; and

•
decreasing the level of the impact of FFO on overall compensation and changing the relevant metric used in this respect from FFO to Recurring FFO, which is similar to FFO except that it only measures the performance of the Company’s core portfolio operations.

We believe these new arrangements and our new overall approach are consistent with current market practices and better incentivize our executives to perform well and create value for the Company and its stockholders.

Benchmarking

In determining compensation opportunities for our named executive officers, the compensation committee utilized data provided by Christenson from two separate peer groups for benchmarking purposes. These groups were reviewed and tailored by the compensation committee to ensure that each company was appropriate in terms of its business and size compared to our business and size. The compensation committee examined the compensation practices of these peer companies and considered this information, among other relevant information, including the recommendations of Christenson, in setting the type, amount and performance thresholds for the opportunities for our executives to earn each component of compensation and in choosing the type of performance metrics at the corporate, departmental and individual levels and setting performance thresholds for them.

The first peer group (the “Retail Group”) consisted of 18 public retail REITs ranging from $563 million to $12.5 billion of total enterprise value as of November 26, 2013. Our total enterprise value of $1.9 billion as of November 26, 2013 placed us between the 25th percentile and the median of this peer group. The annual revenues of the companies in this peer group for the trailing twelve-month period ended September 30, 2013 ranged from $42 million to $979 million. Our total revenue of $178 million for the trailing twelve-month period ended September 30, 2013 placed us between the 25th percentile and median of this peer group.

The second peer group (the “Size-Based Group”) consisted of 13 public REITs that were similar in size to us. Six of these REITS were retail competitors, and the others were a mix of diversified, residential, office, hotel and healthcare REITs. This peer group ranged from $1 billion to $2.9 billion in total enterprise value as of November 26, 2013. Our total enterprise value of $1.9 billion as of November 26, 2013 placed us near the 70th percentile of this peer group. The annual revenues of this peer group for the trailing twelve-month period ended September 30, 2013 ranged from $102 million to $388 million. Our total revenue of $178 million for the trailing twelve-month period ended September 30, 2013 placed us near the median of this peer group.

A chart showing the Retail Group and the Size-Based Group follows immediately below:

Retail Group	Size-Based Group
Acadia Realty Trust	Acadia Realty Trust
Agree Realty Corp	Cedar Realty Trust, Inc.
Cedar Realty Trust, Inc.	Cousins Properties Incorporated
DDR Corp.	Education Realty Trust, Inc.
Equity One, Inc.	Excel Trust
Excel Trust	First Potomac Realty Trust
Federal Realty Investment Trust	Hersha Hospitality Trust
Kimco Realty Corporation	Investors Real Estate Trust
National Retail Properties, Inc.	LTC Properties Inc.
Pennsylvania Real Estate Investment	RAIT Financial Trust
Ramco-Gershenson Properties Trust	Ramco-Gershenson Properties Trust
Realty Income Corp.	Retail Opportunity Investments
Regency Centers Corporation	Saul Centers
Retail Opportunity Investments
Retail Properties of America
Saul Centers
Urstadt Biddle Properties Inc.
Weingarten Realty Investors

Incentive Compensation Metrics

A portion of each named executive officer’s total compensation is based on Recurring FFO per share, absolute TSR and relative TSR.  Specifically, and as described in greater detail herein, we use Recurring FFO in our annual cash incentive plans for named executive officers (along with the achievement business unit and individual performance goals), and we use both absolute and relative TSR in the 2014-2016 Long-Term Incentive Program pursuant to which our named executive officers are eligible to receive awards of shares of restricted stock.

“FFO” is a supplemental performance measure to reflect the operating performance of a REIT that has been promulgated by NAREIT, an industry trade group that we believe is appropriate for use in our annual cash incentive plans. FFO is not equivalent to our net income or loss as determined under GAAP. “Recurring FFO” makes adjustments to FFO for the impact of lease termination income, certain gains and non-cash impairment charges of non-depreciable real estate, net of taxes recorded in comparable periods, in order to present the performance of our core portfolio operations. A reconciliation of FFO and Recurring FFO to net income for our most recently completed fiscal year can be found on page 51 of our Annual Report on Form 10-K, filed with the SEC on February 27, 2015.  NAREIT does not define Recurring FFO and our presentation of FFO and Recurring FFO may not be comparable to other similarly titled measures presented by other REITs.

“TSR” for any period means the sum of (1) the change in the common stock price during the applicable period (as expressed as a percentage), plus (2) the dividend yield paid during the applicable period (as expressed as a percentage by dividing dividends paid during the applicable period by the applicable company’s common stock price at the beginning of the applicable period).  With respect to the absolute TSR portion of the aggregate long-term incentive award opportunity under the 2014-2016 Long-Term Incentive Program, performance is based on the Company’s TSR relative to an absolute target TSR for each of the three twelve-month performance periods ending December 31, 2014, 2015 and 2016. With respect to the relative TSR portion of the aggregate award long-term incentive opportunity under the 2014-2016 Long-Term Incentive Program, performance will be based on the Company’s TSR relative to that of the specified retail REITs listed below (the “Retail REIT Peer Group”) for the full three-year performance period ending December, 31, 2016.

Retail REIT Peer Group To Be Used To Assess Our Relative TSR Performance 2014-16
RPT Ramco Gershenson Properties Trust	KIM Kimco Realty Corporation
CDR Cedar Realty Trust, Inc.	AKR Acadia Realty Trust
KRG Kite Realty Group Trust	REG Regency Centers Corporation
ROIC Retail Opportunity Investments	DDR Developers Diversified Realty Corporation
BFS Saul Centers	FRT Federal Realty Investment Trust
RPAI Retail Properties of America	UBA Urstadt Biddle Properties Inc.
EQY Equity One, Inc.	EXL Excel Trust
WRI Weingarten Realty Investors

Linking incentive compensation with growth in both Recurring FFO and TSR, the compensation committee believes, more closely aligns the interests of our executives with those of our stockholders than linking incentive compensation to growth in Recurring FFO or another measure of operating performance alone.  The compensation committee believes that utilizing both criteria motivates our named executive officers to strive to achieve current improvements in our performance as measured by Recurring FFO as well as to create longer-term value for our stockholders that may ultimately be reflected in some combination of a higher market price for our common stock and increases in the amounts we pay as distributions. On the advice of Christenson, the compensation committee concluded that using a combination of absolute TSR and relative TSR in the 2014-2016 Long-Term Incentive Program appropriately considers the expectations of the Company’s stockholders in a way that more effectively measures TSR performance as compared to using absolute TSR or relative TSR alone. Using only relative TSR could result in full incentive awards being earned even when the Company’s TSR is poor relative to the expectations of stockholders to the extent that this poor TSR is still better than the TSR of its peer REITs. Using only absolute TSR, incentive awards would not be earned when the Company outperformed the market in a year when the market performed poorly.

Utilizing both Recurring FFO and TSR in determining the annual incentive opportunities available to our named executive officers, as opposed to just one criteria or the other, is designed to keep executives motivated and incentivized under circumstances when using one metric alone otherwise would have left an executive without the possibility of an award for reasons beyond his or her control or the control of the Company. Using both metrics reduces the potentially arbitrary impact of a random or anomalous decrease in a given year in either Recurring FFO or TSR, which decrease might otherwise have resulted in no incentive award to a named executive officer who may have made decisions and taken actions that were the best available decisions and actions under the circumstances. For example, there might be years in which our stock price is influenced by factors other than actions we have taken or could have taken or years in which an action or decision that is beneficial for the Company in the long-term may result in Recurring FFO growth that is lower in that year than it otherwise would have been in the absence of that action or decision. The compensation committee believes that using both metrics motivates executives to give a more balanced consideration to both the Company’s short-term performance as reflected in Recurring FFO in our annual cash incentive plans and long-term performance as reflected in TSR in 2014-2016 Long-Term Incentive Program without being entirely subject to downward movements in the broader stock market or other developments unrelated to our performance that nevertheless may negatively influence our stock price and, therefore, negatively influence our TSR.

The compensation committee believes it is important to reward our executives for achieving individual goals, and, accordingly, our annual cash incentive plans take into account not only Recurring FFO, but also personal, business unit and departmental goals. In the case of Ms. Brooks and Mr. Anderson, we also focus on business unit and departmental goals even when the growth rate in our Recurring FFO and TSR may not result in an award of incentive compensation for a particular year. The compensation committee believes that executives have a greater incentive to perform well if a portion of their compensation is tied directly to their individual performance and, in the case of Ms. Brooks and Mr. Anderson, the performance of the business units and departments that they oversee, each of which is not dependent upon our overall performance. The compensation committee believes that we will be in better position to achieve increases in future Recurring FFO and TSR if the business unit, department and individual goals set for each executive are achieved. Thus, each executive who achieves personal goals or business unit and departmental goals (as applicable) is entitled to receive an award of cash, regardless of our overall level of performance. The personal, business unit and departmental goals for the named executive officers were proposed by the named executive officers and approved by the compensation committee.  The specific goals for each year reflect our confidential operating plans and information and our planning process and accordingly disclosing them would result in competitive harm to us.  The goals are intended to be challenging and ambitious but also realistic enough to be reasonably attainable through a concerted individual effort by the named executive officers and, in the case of Ms. Brooks and Mr. Anderson, the employees and agents they oversee.  The goals are intended to be achievable by the individual named executive officers even if the Company’s performance is not at a level at which the named executive officers would receive incentive compensation awards based on Company performance, so that there can still be rewards for strong performance by individuals even when the Company’s performance is adversely affected by factors beyond their control.
Determining Compensation Opportunities for 2014
In setting compensation opportunities for 2014, the compensation committee took into account our recent performance measured by growth in Recurring FFO and by absolute and relative TSR, our strategic goals, the analysis and recommendations of Christenson and the compensation practices of companies in the Retail Group and the Size-Based Group. Our compensation committee also considered, subjectively and without attributing any particular weight or significance to any particular item, each executive’s past compensation, performance, experience level, role and responsibilities, as well as our overall financial performance, achievement of our strategic goals and competition in the marketplace for executive talent. Members of the compensation committee met with, and considered the recommendations of, our chief executive officer and other directors and also met to discuss compensation without any members of management present.

The following tables reflect, for each element of compensation, each named executive officer’s compensation for 2014 as a percentage of the 25th percentile paid in 2013 for 2012 performance by the companies in the Retail Group using data compiled by Christenson and as a percentage of the median paid by companies in the Size-Based Group:

IRC Compensation for 2014 as Percentage of the 25th Percentile of 2012 Compensation Paid in 2013 by Companies in the Retail Group

	Base Salary	Total Annual Cash Compensation	Long-Term Incentive Award	Total Remuneration
Chief Executive Officer	85%	49%	0%	24%
Chief Financial Officer	108%	82%	0%	49%
Chief Investment Officer	113%	72%	0%	39%
General Counsel	105%	79%	0%	53%
SVP, Transactions	106%	69%	0%	51%

IRC Compensation for 2014 as Percentage of the Median of 2012 Compensation Paid in 2013 by Companies in the Size-Based Group

	Base Salary	Total Annual Cash Compensation	Long-Term Incentive Award	Total Remuneration
Chief Executive Officer	108%	59%	0%	27%
Chief Financial Officer	114%	103%	0%	56%
Chief Investment Officer	121%	96%	0%	60%
General Counsel	123%	93%	0%	64%
SVP, Transactions	122%	90%	0%	67%

The compensation committee and management used the Christenson data and analysis regarding compensation amounts at these other peer companies to obtain a general understanding of current compensation practices and as a general reference. Neither the compensation committee nor management tied its recommendations regarding compensation to any particular multiple or other metric of the amounts in the data.

At the Company’s annual meeting held in June 2014, more than 87.4% of the votes cast on the say-on-pay proposal at that meeting were voted to approve the compensation of our named executive officers under the say-on-pay proposal. The compensation committee believes this affirms stockholders’ support of the Company’s approach to executive compensation.

The compensation committee intends to continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for named executive officers.
2014-2016 Employment Agreements
We entered into new employment agreements with our named executive officers effective January 1, 2014, that will last for a term of three years and will expire on December 31, 2016. This three-year period facilitates the implementation of a three-year performance period for the relative TSR goal on the terms set forth in the 2014-2016 Long-Term Incentive Program described below. With respect to annual performance goals, we have implemented the 2014 Annual Cash Incentive Plan and adopted the 2015 Annual Cash Incentive Plan, and we expect to adopt and implement an annual cash incentive plan in 2016 as well on terms that have not yet been determined. We believe these new agreements are consistent with current market practices and will position us to better compete for and retain executive talent and will continue to incentivize our executives to perform well and create value for the Company and its stockholders.

Annual Base Salary

Each named executive officer received an annual base salary for 2014 and will receive an annual base salary for 2015 as follows:

Named Executive Officer	2014 Annual Base Salary	2015 Annual Base Salary
Mr. Zalatoris	$570,000	$600,000
Mr. Brown	$420,000	$440,000
Mr. Carr	$410,000	$430,000
Ms. Brooks	$315,000	$330,000
Mr. Anderson	$305,000	$320,000

Base salary is fixed during the term but will be reviewed periodically (but no less frequently than annually) by the compensation committee and may be increased (but not decreased) from time to time in the compensation committee’s sole discretion. The compensation committee’s determinations with respect to 2015 are set forth above. The increases in base salary from 2014 to 2015 are part of the gradual “phase-in” of adjustments recommended by Christenson that will be completed by 2016 to bring the total compensation offered by the Company more in line with what its peers offer. Base salary was not increased for any of the named executive officers from 2013 to 2014. Under employment agreements entered into for years prior to 2014, base salary included a relatively small restricted stock component, but base salary in the currently effective employment agreements is paid exclusively in cash.

2014 Annual Cash Incentive Plan

The compensation committee determined whether and to what extent the performance goals under the 2014 Annual Cash Incentive Plan were achieved and calculated the appropriate award for Mr. Zalatoris. Mr. Zalatoris determined whether and to what extent the performance goals had been achieved and calculated the appropriate award, if any, for the other participants (subject to approval of the compensation committee).

Pursuant to his or her employment agreement, the target and maximum annual cash bonus that each named executive officer could have earned under the 2014 Annual Cash Incentive Plan, expressed as a percentage of that executive’s base cash salary for 2014, is set forth below:

2014 Annual Cash Incentive Plan Bonus Opportunities
(As Percentage of 2014 Base Salary)

	Mr. Zalatoris	Mr. Brown, Mr. Carr, Ms. Brooks and Mr. Anderson

Target	45%	40%

Maximum	65%	60%

The cash incentive bonus earned under the 2014 Annual Cash Incentive Plan were based on the achievement of performance goals related to Recurring FFO, business unit performance and/or individual performance objectives, depending on his or her role and responsibilities. There were four metrics that measure business unit performance, which include specified departmental goals. To the extent that business unit performance goals are applicable to a participant, each business unit performance measure was weighted equally. Achievement of individual objectives was determined by the compensation committee with respect to Mr. Zalatoris and by Mr. Zalatoris with respect to the other participants (subject to approval of the compensation committee).

The weighting of each performance metric for each named executive officer as a percentage of his or her total cash bonus opportunity is set forth below.

2014 Annual Cash Incentive Plan Performance Metrics – Weighting Percentages

	Messrs. Zalatoris, Brown and Carr	Ms. Brooks and Mr. Anderson

Recurring FFO	80%	40%

Business Unit	0%	40%

Individual Objectives	20%	20%

2015 Annual Cash Incentive Plan

In April 2015, the compensation committee adopted the 2015 Annual Cash Incentive Plan. The committee will determine whether and to what extent the performance goals under the 2015 Annual Cash Incentive Plan are achieved and calculated the appropriate award for Mr. Zalatoris. Mr. Zalatoris will determine whether and to what extent the performance goals have been achieved and calculated the appropriate award, if any, for the other participants (subject to approval of the compensation committee). The increases in the bonus opportunity as a percentage of base salary from the 2014 Annual Cash Incentive Plan, as well as increases in the bonus opportunity as a percentage of base salary from 2013 to 2014, are part of the gradual “phase-in” of adjustments recommended by Christenson that will be completed by 2016 to bring the total compensation offered by the Company more in line with what its peers offer.

Pursuant to the 2015 Annual Cash Incentive Plan adopted by the compensation committee, the target and maximum annual cash bonus that each named executive officer will be able to earn under the 2015 Annual Cash Incentive Plan, expressed as a percentage of that executive’s base cash salary for 2015, is set forth below:
2015 Annual Cash Incentive Plan Bonus Opportunities
(As Percentage of 2015 Base Salary)

	Mr. Zalatoris	Messrs. Brown and Carr	Ms. Brooks and Mr. Anderson

Target	70%	60%	50%

Maximum	90%	80%	60%

The cash incentive bonus earned under the 2015 Annual Cash Incentive Plan will be based on the achievement of performance goals related to Recurring FFO, business unit performance and/or individual performance objectives, depending on his or her role and responsibilities. There are four metrics that measure business unit performance, which include specified departmental goals. To the extent that business unit performance goals are applicable to a participant, each business unit performance measure is weighted equally. Achievement of individual objectives was determined by the compensation committee with respect to Mr. Zalatoris and by Mr. Zalatoris with respect to the other participants (subject to approval of the compensation committee).

The weighting of each performance metric for each named executive officer as a percentage of his or her total cash bonus opportunity is set forth below.

2015 Annual Cash Incentive Plan Performance Metrics – Weighting Percentages

	Messrs. Zalatoris, Brown and Carr	Ms. Brooks and Mr. Anderson

Recurring FFO	80%	40%

Business Unit	0%	40%

Individual Objectives	20%	20%

2014-2016 Long-Term Incentive Program

Each named executive officer has an opportunity to earn long-term incentive share awards during the term of his or her employment agreement. These awards are granted in the form of shares of restricted common stock pursuant to the 2014-2016 Long-Term Incentive Program issued under the Company’s 2014 Equity Award Plan. The target and maximum restricted stock award opportunities that each named executive officer is eligible to earn under the Long-Term Incentive Plan in respect of any year, expressed in U.S. dollars, is set forth below:

2014-2016 Long-Term Incentive Program Annual Restricted Stock Award Opportunities

	Mr. Zalatoris	Messrs. Brown and Carr	Ms. Brooks and Mr. Anderson

Target	$400,000	$200,000	$100,000

Maximum	$600,000	$300,000	$150,000

Performance Metrics

Fifty percent (50%) of the award opportunity under the 2014-2016 Long-Term Incentive Program for each of the annual performance periods is based on absolute TSR and the other fifty percent (50%) of the award opportunity will be based on relative TSR measured at December 31, 2016 for the three-year performance period ended on that date. Accordingly, the aggregate award opportunity for the relative TSR award is fifty percent (50%) of the aggregate of the award opportunities for each annual performance period (e.g. with respect to Mr. Zalatoris, a Target of $600,000 ($200,000 for each of three annual performance periods) and a Maximum of $900,000 ($300,000 for each of three annual performance periods).

With respect to the absolute TSR metric, performance is based on the Company’s TSR for each of the individual twelve-month performance periods ending December 31, 2014, 2015 and 2016. The threshold for absolute TSR performance at the target level for each performance period is 11% TSR, and the threshold for maximum compensation for absolute TSR performance for each performance period is 14% TSR.

With respect to the relative TSR metric, performance will be based on the Company’s TSR relative to a REIT peer group for the full three-year performance period ending December, 31, 2016. The target level of Relative TSR performance for the full three-year performance period ending December, 31, 2016 will be deemed to have been met if the Company’s Relative TSR for the three-year period is not less than the median TSR for the REIT peer group, and the high level of relative TSR performance for the full three-year period will be deemed to have been achieved if the Company’s relative TSR is not less than 130% of the median relative TSR for the Retail REIT Peer Group.

Determination and Payment of Awards

The compensation committee, in its sole discretion, determines whether and to what extent the absolute TSR performance goal is attained and determine and certifies the award, if any, to which each participant is entitled under the 2014-2016 Long-Term Incentive Program. In the event of actual performance below the target level, awards under the 2014-2016 Long-Term Incentive Program attributable to absolute TSR and/or relative TSR, as the case may be, will be made only in the sole discretion of the compensation committee, which may, at its option, seek the approval of the board in connection with making this determination. Except as otherwise provided in a participant’s award agreement or employment agreement, the participant must have been employed by the Company as of the end of the applicable performance period in order to receive any grant of an award under the 2014-2016 Long-Term Incentive Program.

Vesting of Awards

Except as otherwise provided in a participant’s award agreement or employment agreement, awards of restricted stock granted under the 2014-2016 Long-Term Incentive Program (i) based on absolute TSR will vest over a period of three years in equal installments of one-third of the shares subject to the award on each of the first three anniversaries of July 1st of the year of the date of grant, in each case, subject to the participant’s continued employment through the applicable vesting date and (ii) based on relative TSR will vest in installments as follows: one-third of the shares subject to the award will be vested on July 1st of the year of the date of grant, and an additional one-third of the shares subject to the award will become vested on each of December 31, 2017 and December 31, 2018, in each case, subject to the participant’s continued employment through the applicable vesting date.

Other Compensation and Benefits

The Company also provides the named executive officers with a 401(k) plan, group health, and other insurance coverage. The Company also reimburses the named executive officers for all ordinary and necessary business expenses incurred in connection with performing their duties. In addition, the Company has agreed in its employment agreements with the named executive officers to indemnify them (including advance of expenses) and hold them harmless to the fullest extent permitted by applicable law and the by-laws of the Company against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorneys’ fees), losses, and damages resulting from the named executive officers’ good faith performance of their duties and obligations with the Company. The Company’s charter and bylaws also provide for indemnification of our directors and executive officers to the maximum extent permitted by Maryland law.
2014 Cash Incentive Performance Levels and Awards
Our Recurring FFO for 2014 was $0.95 per share. We therefore achieved a “target” level of performance for 2014 as measured by our Recurring FFO. Out of a total of ten business unit goals and specified departmental goals, Ms. Brooks met four at the “target” level and two at the “maximum” level. Out of a total of ten business unit goals and specified departmental goals, Mr. Anderson met four at the “target” level and two at the “maximum” level.

For 2014, the remaining portion of each named executive officer’s incentive compensation was based on the executive achieving personal goals agreed upon with the compensation committee. The compensation committee (with respect to Mr. Zalatoris) and Mr. Zalatoris (with respect to the other named executive officers) had discretion to determine whether to award this component of the cash incentive compensation award for 2014.

Because we achieved a “target” level of performance for 2014 as measured by our Recurring FFO, Mr. Zalatoris received a cash bonus payment under the 2014 Annual Cash Incentive Plan equal to 80% of 45% of his base salary, Messrs. Brown and Carr received a cash bonus payment under the 2014 Annual Cash Incentive Plan equal to 80% of 40% of their respective base salaries and Ms. Brooks and Mr. Anderson received a cash bonus payment under the 2014 Annual Cash Incentive Plan equal to 40% of 40% of their respective base salaries. Because Ms. Brooks and Mr. Anderson each met four out of a total of ten business unit goals and specified departmental goals at the “target” level, they each received a cash bonus payment equal to 13.3% of 40% of their respective base salaries. Because Ms. Brooks and Mr. Anderson each met two out of a total of ten business unit goals and specified departmental goals at the “maximum” level, they each received a cash bonus payment equal to 3.3% of 40% of their respective base salaries. Based on

Mr. Zalatoris’ assessment of each other named executive officer’s performance, which included his consideration of a self-assessment by each of them, as approved by the compensation committee, each of Messrs. Brown, Carr and Anderson and Ms. Brooks and Mr. Anderson received a cash bonus payment under the 2014 Annual Cash Incentive Plan equal to 20% of 60% of their respective base salaries. Based on the compensation committee’s assessment of the performance by Mr. Zalatoris of his personal goals for 2014, which included its consideration of a self-assessment by Mr. Zalatoris, Mr. Zalatoris did not receive any additional amounts as part of his cash bonus.

The total cash awards for 2014 are set forth in the table below:

Named Executive Officer	Cash Incentive Award
	(% of Base Salary)	($)
Mark Zalatoris	36.0%	205,200
Brett Brown	44.0%	184,800
D. Scott Carr	44.0%	180,400
Beth Sprecher Brooks	35.3%	111,300
William Anderson	35.3%	107,767
2014 Restricted Stock Incentive Performance Levels and Awards
For the year ended December 31, 2014, our absolute TSR was 9.5%, below the “target” level of annual performance of 11% under the 2014-2016 Long-Term Incentive Program. Because we did not achieve the “target” level of absolute TSR performance for 2014 as measured by our absolute TSR, no annual incentive restricted stock award was required to be made to any of our named executive officers, and the compensation committee subsequently determined that, notwithstanding its discretionary authority to make awards of restricted stock to our named executive officers under the 2014-2016 Long-Term Incentive Program, no discretionary award would be made.

Following the measurement of our relative TSR on December 31, 2016 for the three-year performance period ended on that date, our named executive officers will be eligible for awards under the 2014-2016 Long-Term Incentive Program that will be based in part on our relative TSR for 2014, which was 39.9% of the median relative TSR for the Retail REIT Peer Group for 2014.
Effect of Regulatory Requirements on Executive Compensation
Section 162(m).  Under Section 162(m) of the Code, certain limits are placed on the tax deductibility of compensation paid to our chief executive officer and our four other most highly compensated executives unless the compensation meets the requirement for “performance-based compensation” as set forth in the Code and the related regulations.  Our compensation committee has considered the possible effect of Section 162(m) of the Code in designing our compensation programs and policies.  Further, as long as we qualify as a REIT, we generally will not pay taxes at the corporate level and, therefore, losing the deductibility of compensation does not have a significant adverse impact on us.

To the extent that any part of our compensation expense is not deductible under Section 162(m) of the Code, we might be required to increase the amount of our distributions to our stockholders to maintain our status as a REIT or a larger portion of stockholder distributions might be subject to federal income tax as ordinary income rather than return of capital.  Also, any compensation allocated to our taxable REIT subsidiaries whose income is subject to federal income tax would result in an increase in income taxes due to the inability to deduct the compensation.  The compensation committee will continue to take into account the materiality of any deductions that might be lost as well as the broader interests to be served by paying competitive compensation.

Section 280G and 4999.  Sections 280G and 4999 of the Code limit a company’s ability to deduct, and impose excise taxes on, certain “excess parachute payments” (as defined in Sections 280G and 4999 of the Code and related regulations) paid to each service provider (including an employee or officer) in connection with a change of control of the company (as set forth in Sections 280G and 4999 of the Code and related regulations).  The compensation committee considers the potential adverse tax impact of Sections 280G and 4999 of the Code, as well as other competitive factors, in structuring certain post-termination compensation or other compensation that might be payable to our executives and other employees and service providers in connection with a change of control of the company.

We do not have any obligations to make excise tax “gross-up” payments to our named executive officers. The employment agreements with each of our named executive officers provide that, to the extent that any payment or benefit that any named executive officer would receive in connection with a change in control of the Company would constitute a parachute payment within the meaning of Section 280G of the Code and would otherwise be subject to the excise tax imposed by Section 4999 of the Code, then such amounts would be reduced to the extent necessary so that no such payments or benefits are subject to the excise tax if such reduction would result in a better after-tax position for the executives than would receiving the full, unreduced payments and benefits.

Accounting Rules.  We account for stock-based employee compensation (currently stock options and restricted stock) using the fair value based method of accounting described in ASC Topic 718.  We record the cost of awards with service conditions based on the grant-date fair value of the award.  The cost of the awards is recognized over the vesting period.  If an award is forfeited, no additional compensation expense is recognized.  The committee considers the accounting treatment of alternate grant proposals under ASC Topic 718 in determining the form and timing of equity compensation grants to employees, including our named executive officers.

Summary Compensation Table
The following table sets forth information concerning the compensation of our named executive officers for each of the last three completed fiscal years.

Name and Principal Position	Year	Salary	Stock Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
		($)(1)	($)	($)	($)(2)	($)

Mark E. Zalatoris,	2014	570,000	—	205,200	38,765	813,965
President and Chief	2013	570,000	332,800	114,400	31,005	1,048,205
Executive Officer	2012	555,000	173,757	97,104	23,752	849,613

Brett A. Brown,	2014	420,000	—	184,800	25,789	630,589
Chief Financial Officer	2013	420,000	240,000	80,000	18,387	758,387
	2012	400,000	143,220	73,535	12,416	629,171

D. Scott Carr,	2014	410,000	—	180,400	24,970	615,370
Chief Investment Officer	2013	410,000	234,000	78,000	17,917	739,917
	2012	375,000	133,920	61,884	12,308	583,112

Beth Sprecher Brooks,	2014	315,000	—	111,300	17,985	444,285
General Counsel	2013	315,000	156,000	54,000	13,624	538,624
	2012	302,250	85,260	44,080	9,937	441,527

William W. Anderson,	2014	305,000	—	107,767	17,772	430,539
Senior Vice President	2013	305,000	150,800	52,200	13,454	521,454
of Transactions	2012	292,000	86,800	44,080	9,762	432,642

(1)	Includes the grant date value of restricted stock paid as base compensation as well as base cash compensation.

(2)
The amount reported as “All Other Compensation” includes matching contributions to our 401(k) plan, amounts paid for a short-term disability policy, the value of distributions on unvested restricted stock and amounts paid for life insurance coverage.

2014 Grant of Plan-Based Awards
The following table provides information on the grants of plan-based awards made to our named executive officers during the fiscal year ended December 31, 2014.

Name	Grant date	Estimated future payouts under non-equity incentive plan awards(1)		Estimated future payouts under equity incentive plan awards (2)		All other stock awards: Number of shares of stock or units (#)(3)	Grant date fair value of stock and option awards ($)
		Target ($)	Maximum ($)	Target ($)	Maximum ($)
Mark E. Zalatoris	06/18/14	—	—	—	—	32,000	332,800
	—	256,500	370,500	1,200,000	1,800,000	—	—
Brett A. Brown	06/18/14	—	—	—	—	23,080	240,032
	—	168,000	246,000	600,000	900,000	—	—
D. Scott Carr	06/18/14	—	—	—	—	22,500	234,000
	—	164,000	246,000	600,000	900,000	—	—
Beth Sprecher Brooks	06/18/14	—	—	—	—	15,000	156,000
	—	126,000	189,000	300,000	450,000	—	—
William W. Anderson	06/18/14	—	—	—	—	14,500	150,800
	—	122,000	183,000	300,000	450,000	—	—

 _____________________________________

(1)	Amounts reflect the target and maximum payout amounts under the 2014 Annual Cash Incentive Plan.

(2)
Amounts reflect the target and maximum value of restricted stock that could be awarded under the 2014-2016 Long-Term Incentive Program. Awards will be paid out in the number of shares of restricted stock with a value equal to the applicable payout amount. No awards were granted in connection with the Company’s 2014 performance (a reduction of 1/6 of the total potential payout).

(3)
Amounts reflect shares of restricted stock awarded as the annual restricted stock incentive award for the named executive officer’s performance in 2013, which vest 20% per annum and are potentially subject to forfeiture upon the termination of the executive officers’ employment, as described under “Potential Payments Upon Termination or a Change of Control.”

2014 Outstanding Equity Awards at Fiscal Year-End
The following tables set forth information with respect to all unexercised options and stock awards that have not vested for each of the named executive officers outstanding as of December 31, 2014.

Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Option Exercise Price	Option Expiration Date
			($)

Mark E. Zalatoris	08/06/08	2,338	14.97	08/06/18
	08/19/09	4,500	7.89	08/20/19

Brett A. Brown	08/06/08	752	14.97	08/06/18
	08/19/09	1,875	7.89	08/20/19

D. Scott Carr	08/06/08	752	14.97	08/06/18

Beth Sprecher Brooks	08/06/08	685	14.97	08/06/18
	08/19/09	1,530	7.89	08/20/19

William W. Anderson	08/06/08	668	14.97	08/06/18
	08/19/09	1,500	7.89	08/20/19

Stock Awards

Name	Equity Incentive Plan Awards: Number of Shares or Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Market Value of Shares or Units of Stock That Have Not Vested(2)
	(#)	($)

Mark E. Zalatoris	70,268(3)	769,435

Brett A. Brown	47,295(4)	517,880

D. Scott Carr	45,723(5)	500,667

Beth Sprecher Brooks	31,124(6)	340,808

William W. Anderson	30,542(7)	334,435

(1)        20% of shares of restricted stock granted vest on July 1st of each successive year following the date of the grant.

(2)        Calculated based on the $10.95 per share of common stock, the closing price on the NYSE on December 31, 2014.

(3)        Includes (i) 2,142 shares of restricted stock granted on July 1, 2010; (ii) 4,766 shares of restricted stock granted on July 1, 2011; (iii) 12,960 granted on July 1, 2012; (iv) 18,400 granted on June 27, 2013; and (v) 32,000 granted on June 18, 2014.

(4)        Includes (i) 714 shares of restricted stock granted on July 1, 2010; (ii) 2,494 shares of restricted stock granted on July 1, 2011; (iii) 7,587 granted on July 1, 2012; (iv) 13,420 granted on June 27, 2013; and (v) 23,080 granted on June 18, 2014.

(5)        Includes (i) 714 shares of restricted stock granted on July 1, 2010; (ii) 2,494 shares of restricted stock granted on July 1, 2011; (iii) 7,359 granted on July 1, 2012; (iv) 12,656 granted on June 27, 2013; and (v) 22,500 granted on June 18, 2014.

(6)        Includes (i) 584 shares of restricted stock granted on July 1, 2010; (ii) 1,790 shares of restricted stock granted on July 1, 2011; (iii) 5,502 granted on July 1, 2012; (iv) 8,248 granted on June 27, 2013; and (v) 15,000 granted on June 18, 2014.

(7)        Includes (i) 572 shares of restricted stock granted on July 1, 2010; (ii) 1,754 shares of restricted stock granted on July 1, 2011; (iii) 5,340 granted on July 1, 2012; (iv) 8,376 granted on June 27, 2013; and (v) 14,500 granted on June 18, 2014.
2014 Option Exercises and Stock Vested
The following table sets forth information concerning the amounts realized upon the exercise of options and vesting of stock awards during the year ended December 31, 2014 by each of the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting(2)
	(#)	($)	(#)	($)

Mark E. Zalatoris	—	—	16,258(3)	170,709

Brett A. Brown	—	—	8,970(4)	94,185

D. Scott Carr	1,875	4,785(5)	8,703(6)	91,382

Beth Sprecher Brooks	—	—	6,294(7)	66,087

William W. Anderson	—	—	6,223(8)	65,342

(1)        20% of shares of restricted stock granted vest on July 1st of each successive year following the date of the grant.

(2)        Calculated based on an estimate of average high/low per share of common stock on the date of vesting.

(3)        Includes (i) 2,813 shares of restricted stock granted on July 1, 2009; (ii) 2,142 shares of restricted stock granted on July 1, 2010; (iii) 2,383 shares of restricted stock granted on July 1, 2011; (iv) 4,320 granted on July 1, 2012; and (v) 4,600 granted on June 27, 2013.

(4)        Includes (i) 1,125 shares of restricted stock granted on July 1, 2009; (ii) 714 shares of restricted stock granted on July 1, 2010; (iii) 1,247 shares of restricted stock granted on July 1, 2011; (iv) 2,529 granted on July 1, 2012; and (v) 3,355 granted on June 27, 2013.

(5)        The exercise price for these options was $7.89 per share of common stock. Value realized per share is computed based on the difference between exercise price and the market price of our common stock on April 29, 2014, the date of exercise for 1,500 options, and the market price on August 29, 2014, the date of exercise for 375 options.

(6)        Includes (i) 1,125 shares of restricted stock granted on July 1, 2009; (ii) 714 shares of restricted stock granted on July 1, 2010; (iii) 1,247 shares of restricted stock granted on July 1, 2011; (iv) 2,453 granted on July 1, 2012; and (v) 3,164 granted on June 27, 2013.

(7)        Includes (i) 919 shares of restricted stock granted on July 1, 2009; (ii) 584 shares of restricted stock granted on July 1, 2010; (iii) 895 shares of restricted stock granted on July 1, 2011; (iv) 1,834 granted on July 1, 2012; and (v) 2,062 granted on June 27, 2013.

(8)        Includes (i) 900 shares of restricted stock granted on July 1, 2009; (ii) 572 shares of restricted stock granted on July 1, 2010; (iii) 877 shares of restricted stock granted on July 1, 2011; (iv) 1,780 granted on July 1, 2012; and (v) 2,094 granted on June 27, 2013.

Potential Payments Upon Termination or a Change of Control
Under the employment agreements we have entered into with our named executive officers, we are required to provide compensation and other benefits to them in the event of a termination of employment.  Some of the material terms and conditions of these rights are summarized below.

Termination by the Company for Cause or by the Executive without Good Reason.  Under the employment agreements, we will have “cause” to terminate an executive’s employment if, among other things, the executive fails to perform his or her duties under the employment agreement. Under the employment agreements, an executive will have “good reason” to terminate his or her employment agreement if: (1) we require the executive to relocate his or her principal residence to a location outside of the greater Chicago Metropolitan Area, (2) material reductions are made to the executive’s base salary, annual bonus opportunity or long-term incentive award opportunity or other compensation and benefits, (3) during the one-year period following a change in control, there occurs a material diminution in the executive’s title or authority which is materially inconsistent with the executive’s position as of immediately prior to the change in control, or (4) we materially breach the provisions of the agreement.  Any other voluntary termination by the executive will be deemed to be without “good reason.” If employment is terminated by us for “cause” or voluntarily by the executive without “good reason,” then, we will pay the executive:

•	any accrued base salary payable within 30 days of the date of the termination;

•	any accrued vacation days usable within 30 days of the date of the termination;

•	any accrued reimbursable expenses; and

•	any accrued benefits, together with any benefits required to be paid or provided under applicable law.

In addition, any equity awards issued to the executive which have not yet vested will immediately be forfeited, except, with respect to voluntarily termination by the executive without “good reason,” if the applicable award agreement provides otherwise.

Termination by the Company without Cause or by the Executive for Good Reason.  If employment is terminated by us “without cause” or by the executive for “good reason,” we will pay the executive:

•	any accrued base salary payable within 30 days of the date of the termination;

•	any accrued vacation days usable within 30 days of the date of the termination;

•	any accrued reimbursable expenses;

•	any accrued benefits, together with any benefits required to be paid or provided under applicable law;

•	any accrued cash bonus, which has been determined for the prior year, but not yet paid;

•	any cash bonus for the current year based on performance for the current year prorated to the date of termination; and

•
an amount, payable in cash within 60 days of the date of termination, equal to the sum of: (A) the executive’s then current per annum base salary, plus (B) an amount equal to the annual cash incentive award which was paid to the executive for the fiscal year preceding the year of termination.

In addition, any equity awards which have not yet vested will vest immediately and will no longer be subject to forfeiture.

Termination by the Company without Cause or by the Executive for Good Reason within One Year of a Change in Control.  If employment is terminated by us “without cause” or by the executive for “good reason” within one year of a “change in control” the executive will be entitled to be paid:

•	any accrued base salary payable within 30 days of the date of the termination;

•	any accrued vacation days usable within 30 days of the date of the termination;

•	any accrued reimbursable expenses;

•	any accrued benefits, together with any benefits required to be paid or provided under applicable law;

•	any accrued cash bonus, which has been determined for the prior year, but not yet paid;

•	any cash bonus for the current year based on performance for the current year prorated to the date of termination; and

•
an amount, payable in cash within 60 days of the date of termination, equal to the sum of: (A) the executive’s then current per annum base salary, plus (B) an amount equal to the annual cash incentive award which was paid to the executive for the fiscal year preceding the year of termination, plus (C) an amount the executive’s target award opportunity under the long-term incentive plan for the fiscal year of termination.

In addition, any equity awards which have not yet vested will vest immediately and will no longer be subject to forfeiture.

Termination by Company for Good Reason.  Under the employment agreements, we will have “good reason” to terminate an executive’s employment if the executive materially fails to achieve the personal goals and objectives mutually agreed upon between the executive and the board.  If we terminate the executive’s employment for “good reason,” we will pay the executive:

•	any accrued base salary payable within 30 days of the date of the termination;

•	any accrued vacation days usable within 30 days of the date of the termination;

•	any accrued reimbursable expenses;

•	any accrued benefits, together with any benefits required to be paid or provided under applicable law;

•	any accrued cash bonus, which has been determined for the prior year, but not yet paid;

•	any cash bonus for the current year based on performance for the current year prorated to the date of termination; and

•
an amount, payable in cash within 60 days of the date of termination, equal to 50% of the sum of: (A) the executive’s then current per annum base salary, plus (B) an amount equal to the annual cash incentive award which was paid to the executive for the fiscal year preceding the year of termination.

In addition, any restricted stock awards which have not yet vested will immediately be forfeited except as otherwise provided in the applicable award agreement.

Termination upon Executive’s Death; Disability.  If employment under the agreement is terminated by reason of the death or by us because of “disability” of the executive, we will pay the executive (or his or her estate or beneficiaries):

•	any accrued base salary payable within 30 days of the date of the termination;

•	any accrued vacation days usable within 30 days of the date of the termination;

•	any accrued reimbursable expenses;

•	any accrued benefits, together with any benefits required to be paid or provided under applicable law;

•	any accrued cash bonus, which has been determined for the prior year, but not yet paid; and

•	any cash bonus for the current year based on performance for the current year prorated to the date of termination.

In addition, any equity awards issued to the executive under the employment agreement which have not yet vested generally will vest immediately and no longer be subject to forfeiture.

The following table describes the payments, if any, to each named executive officer that would have been made upon the termination or change in control under the executive’s current employment agreement, based on a hypothetical termination or change in control occurring on December 31, 2014.  To the extent the determination of a payment amount requires the use of the price of our common stock, we used the closing price of our common stock on December 31, 2014.  The amounts reflect the acceleration of benefits under the employment agreements, as well as benefits payable or other consequences under our benefit plans.

Each of the employment agreements further provide that, to the extent that any payment or benefit that any named executive officer would receive in connection with a change in control of the Company would constitute a parachute payment within the meaning of Section 280G of the Code and would otherwise be subject to the excise tax imposed by Section 4999 of the Code, then such amounts would be reduced to the extent necessary so that no such payments or benefits are subject to the excise tax, but only if such reduction would result in a better after-tax position for the executives than would receiving the full, unreduced payments and benefits.

There can be no assurance that a termination would produce the same or similar results as those shown below if it occurs on any other date or if any other price of our common stock is applicable.

Name & Type of Termination	Cash	Accelerated Vesting	Total
	($)	($)	($)
Mark E. Zalatoris
Termination by the company for cause or by the executive without good reason	—	—	—
Termination by the company without cause or by the executive for good reason	889,600	769,435	1,659,035
Termination by the company without cause or by the executive for good reason within one year of a change in control	2,239,600	769,435	3,009,035
Termination by the company for good reason	547,400	—	547,400
Termination upon death; disability	205,200	769,435	974,635

Brett A. Brown
Termination by the company for cause or by the executive without good reason	—	—	—
Termination by the company without cause or by the executive for good reason	684,800	517,880	1,202,680
Termination by the company without cause or by the executive for good reason within one year of a change in control	1,664,800	517,880	2,182,680
Termination by the company for good reason	434,800	—	434,800
Termination upon death; disability	184,800	517,880	702,680

Name & Type of Termination	Cash	Accelerated Vesting	Total
	($)	($)	($)
D. Scott Carr
Termination by the company for cause or by the executive without good reason	—	—	—
Termination by the company without cause or by the executive for good reason	668,400	500,667	1,169,067
Termination by the company without cause or by the executive for good reason within one year of a change in control	1,624,400	500,667	2,125,067
Termination by the company for good reason	424,400	—	424,400
Termination upon death; disability	180,400	500,667	681,067

Beth Sprecher Brooks
Termination by the company for cause or by the executive without good reason	—	—	—
Termination by the company without cause or by the executive for good reason	480,300	340,808	821,108
Termination by the company without cause or by the executive for good reason within one year of a change in control	1,161,300	340,808	1,502,108
Termination by the company for good reason	295,800	—	295,800
Termination upon death; disability	111,300	340,808	452,108

William W. Anderson
Termination by the company for cause or by the executive without good reason	—	—	—
Termination by the company without cause or by the executive for good reason	464,967	334,435	799,402
Termination by the company without cause or by the executive for good reason within one year of a change in control	1,123,767	334,435	1,458,202
Termination by the company for good reason	286,367	-	286,367
Termination upon death; disability	107,767	334,435	442,202

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Mr. Goodwin, one of our directors, is the controlling shareholder of TIGI. As of April 29, 2015, TIGI, through affiliates, beneficially owned approximately 12.0% of our outstanding common stock. For accounting purposes however, we are not directly affiliated with TIGI or its affiliates. We reimburse affiliates of TIGI for various administrative services, such as payroll preparation and management, data processing and mail processing. Effective July 1, 2014, the Company terminated its contracts with TIGI and its affiliates for insurance consultation and placement, mortgage/loan servicing and property tax reduction services, although the Company did utilize these services during the period that began January 1, 2014. We pay for these services on an hourly basis at rates that we believe are at or below market rates for comparable services. The hourly rate is based on the salary of the individual rendering the services, plus a pro rata allocation of overhead including, but not limited to, employee benefits, rent, materials, fees, taxes and operating expenses incurred by each entity in operating their respective businesses. From January 1, 2014 to March 31, 2015, we have incurred expenses for these services totaling approximately $1.9 million, which are accounted for in our general and administrative expenses and property operating expenses. Additionally, we lease our corporate office space from an affiliate of TIGI. Payments under this lease from January 1, 2014 to March 31, 2015, were approximately $0.9 million and also are accounted for as general and administrative expenses.
Effective January 1, 2013, the Company extended its joint venture relationship with Inland Private Capital Corporation (“IPCC”), a wholly owned subsidiary of TIGI that was formerly known as Inland Real Estate Exchange Corporation, by entering into a new limited liability company agreement. This joint venture was formed in 2006 to facilitate the Company’s indirect participation in tax-deferred exchange transactions pursuant to Section 1031 of the Internal Revenue Code using properties made available to the venture by the Company. A wholly owned subsidiary of the Company will be entitled to earn leasing fees and on-going property and asset management fees under the joint venture agreement. We have undertaken certain contribution, reimbursement and indemnification obligations specified in the joint venture agreement. Our subsidiary coordinates the joint venture’s acquisition, property management and leasing functions, and earns fees for services provided to the joint venture, including property management, asset management and leasing fees, as well as acquisition fees, which are split equally between our subsidiary and IPCC. We continue to earn property management, asset management and leasing fees on all properties acquired for this venture, even after all interests in the entity that owns the property have been sold to the investors. From January 1, 2014 to March 31, 2015, IPCC has received approximately $2.7 million in acquisition and asset management fees related to the joint venture, funded entirely by third parties.
From January 1, 2014 to March 31, 2015, NGKF, which provides commercial real estate brokerage services, was paid a total of approximately $0.2 million in mortgage brokerage fees by the Company’s joint venture with PGGM Private Real Estate Fund (“PGGM”). One of our directors, Joel Simmons, is Executive Managing Director of NGKF.
Policies and Procedures with Respect to Related Party Transactions
Our Code of Ethics applies to all of our employees (including all officers) and directors and addresses conflicts of interest generally. The Code of Ethics requires, among other things, that the board approve transactions that involve a conflict of interest.
As provided in our Guidelines on Corporate Governance, related party transactions must be approved by a majority of the directors (including a majority of the independent directors) not otherwise interested in the transaction. In determining whether to approve or authorize a particular transaction with a director or a director’s affiliate, the disinterested directors are required to consider the terms and conditions of the transaction relative to the terms and conditions available from unaffiliated third parties and whether the transaction involving the director is fair and reasonable to the Company.

PROPOSAL NO. 2 – RATIFY APPOINTMENT OF KPMG LLP
The audit committee has selected KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2015. We traditionally ask our stockholders to ratify the selection even though your approval is not required. Further, even if you do not approve the selection of KPMG, we may not replace them for this year due to the added expense and delay that would result from replacing them and selecting a new firm. Instead, the audit committee will consider the negative vote as a direction to consider a different firm next year.
Representatives of KPMG will attend the annual meeting. These representatives will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate stockholder questions.
RECOMMENDATION OF THE BOARD: The board recommends that you vote “FOR” the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2015.

FEES TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The following table presents the fees for professional services rendered by KPMG LLP for the audit of our annual financial statements and internal control over financial reporting for the fiscal years ended December 31, 2013 and 2012, together with fees for audit-related services and tax services rendered by KPMG LLP for the fiscal years ended December 31, 2014 and 2013, respectively.

Fiscal year ended December 31,
Description	2014	2013
	$	$
Audit Fees	1,080,000(1)	1,187,500(2)
Audit-Related Fees	—	—
Tax Fees (3)	577,736(4)	532,859(5)
All Other Fees	—	—
TOTAL	1,657,736	1,720,359

(1)	Includes Audit fees of $80,000 incurred in connection with INP Retail LP, our joint venture with PGGM.

(2)	Includes Audit fees of $90,000 incurred in connection with INP Retail LP, our joint venture with PGGM.

(3)	Tax fees are comprised of tax compliance, tax advice and tax planning fees.

(4)	Includes tax fees of $76,830 incurred in connection with INP Retail LP, our joint venture with PGGM.

(5)	Includes tax fees of $78,183 incurred in connection with INP Retail LP, our joint venture with PGGM.
Approval of Services and Fees
Our audit committee has reviewed and approved all of the fees paid to KPMG and actively monitors the relationship between audit and non-audit services provided by KPMG. The audit committee must pre-approve all services provided by our independent registered public accounting firm and the fees charged for these services. The audit committee also will consider on a case-by-case basis and, if appropriate, approve specific engagements that are not otherwise pre-approved. Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the chairperson of the audit committee for approval. The audit committee concluded that all services rendered by KPMG during the years ended December 31, 2014 and 2013 respectively, were consistent with maintaining KPMG’s independence. Accordingly, the audit committee has approved all of the services provided by KPMG. As a matter of policy, we will not engage our primary independent registered public accounting firm for non-audit services other than “audit related services,” as defined by the SEC, certain tax services, and other permissible non-audit services as specifically approved by the chairperson of the audit committee and presented to the full committee at its next regular meeting. The policy also includes limits on hiring partners of, and other professionals employed by, KPMG to ensure that the SEC’s auditor independence rules are satisfied.

PROPOSAL NO. 3 – ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION
As required by Section 14A of the Exchange Act, we are seeking a non-binding, advisory approval by our stockholders of the compensation of our named executive officers as disclosed in the section of this proxy statement entitled “Executive Compensation.” Stockholders are being asked to vote on the following non-binding, advisory resolution:
RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.
Please read “Compensation Discussion and Analysis” for additional details about our executive compensation agreements and practices. We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly referred to as a “say-on-pay” proposal, gives our stockholders the opportunity to express a view on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the compensation philosophy, policies and practices described in this proxy statement.
The say-on-pay vote is advisory, and therefore not binding on the Company, the board or the compensation committee. The board, the compensation committee and our executive officers greatly value the opinions of our stockholders. Our board and its compensation committee will consider the voting results, along with other relevant factors in connection with their ongoing evaluation of our compensation programs. The Company currently plans to seek advisory approval of the compensation of our named executive officers annually. The next advisory vote on executive compensation will occur at the 2016 annual meeting.
RECOMMENDATION OF THE BOARD: Our board unanimously recommends that you vote “FOR” the advisory approval of the compensation of our named executive officers as disclosed and described in the compensation discussion and analysis section of this proxy statement.

STOCKHOLDER PROPOSALS
We have not received any stockholder proposals to be included in this proxy statement. Article II, Section 14(a) of our current bylaws requires that any stockholder intending to present a nomination or other proposal for action by the stockholders at an annual meeting must give written notice of the nomination or proposal, containing specified information, to our corporate secretary not less than forty-five days prior to the anniversary of the date on which we mailed the prior year’s proxy statement. For our annual meeting to be held in 2016, the notice deadline under Article II, Section 14(a) of our bylaws is January 14, 2016, 120 days prior to the date of this proxy statement. A copy of our bylaws may be obtained by written request to our corporate secretary at the address provided below.
Our bylaws do not change the deadline for a stockholder seeking to include a proposal in our proxy statement pursuant to SEC Rule 14a-8. This rule requires that notice of a stockholder proposal requested to be included in our proxy materials pursuant to that Rule must generally be furnished to our corporate secretary not later than 120 days prior to the anniversary date of the prior year’s proxy statement. For our annual meeting to be held in 2016, any stockholder proposal to be included in the proxy statement under Rule 14a-8 must be received by our corporate secretary no later than January 14, 2016.
All stockholder nominations or proposals should be submitted in writing and addressed to our corporate secretary at Inland Real Estate Corporation, 2901 Butterfield Road, Oak Brook, Illinois 60523.

YOUR VOTE IS IMPORTANT. THE PROMPT RETURN OF

PROXIES WILL SAVE US THE EXPENSE OF

FURTHER REQUESTS FOR PROXIES. PLEASE

PROMPTLY MARK, SIGN, DATE AND RETURN THE

ENCLOSED PROXY IN THE ENCLOSED ENVELOPE.

Inland Real Estate Corporation

INLAND REAL ESTATE CORPORATION
ATTN: DAWN BENCHELT
2901 BUTTERFIELD ROAD
OAK BROOK, IL 60523

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ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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M91785-P63918

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INLAND REAL ESTATE CORPORATION

The Board of Directors recommends you vote fOR the following:

1. Election of Directors

Nominees:

	for	Against	Abstain
1a. Thomas P. D'Arcy	☐	☐	☐
1b. Daniel L. Goodwin	☐	☐	☐
1c. Joel G. Herter	☐	☐	☐
1d. Heidi N. Lawton	☐	☐	☐
1e. Thomas H. McAuley	☐	☐	☐
1f. Thomas R. McWilliams	☐	☐	☐
1g. Meredith Wise Mendes	☐	☐	☐
1h. Joel D. Simmons	☐	☐	☐
1i. Mark E. Zalatoris	☐	☐	☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: Proxies will have authority to act on shareholders' behalf with respect to any other business that may properly be presented at the annual meeting and at any adjournment or postponement thereof.

Signature [PLEASE SIGN WITHIN BOX] Date

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